UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2025

RealtyMogul Income REIT, Inc.

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10840

Maryland	32-0487554
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

333 S. Garland Ave., Suite 1300
Orlando, FL	32801
(Full mailing address of	(Zip code)
principal executive offices)

(407) 876-1702

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (this “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy capital and source attractive investment opportunities in a competitive market environment;
●	our ability to attract and retain members to the Realty Mogul Platform, the online investment platform through which prospective investors can invest in real estate programs sponsored by RM Investor, LLC (“RM Investor”), including ours;
●	risks associated with breaches of our data security or information technology system failures affecting operations or investor confidence;
●	public health crises, pandemics and epidemics, and operational disruptions as a result of such crises, including property closures, delayed rent payments, reduced demand, or legal or regulatory mandates affecting lease enforcement or revenue collection;
●	changes in economic conditions generally and the real estate and securities markets specifically, including as a result of changes in U.S. or foreign trade policies, such as the imposition of tariffs, duties, and import or export restrictions;
●	our ability to achieve our investment objectives and generate attractive, risk-adjusted returns for investors;
●	increased competition in our market sector and for investments suitable for us, including among competitors with greater market presence and visibility, larger amounts of capital, and more favorable underwriting standards;
●	inflationary pressures increasing property operating expenses and construction costs without a commensurate increase in rents;
●	the ability of our Manager (as defined below) or its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;
●	the ability of our Manager to hire and/or retain competent individuals who will provide services to us and appropriately staff our operations;
●	legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulations governing the taxation of real estate investment trusts (“REITs”) and U.S. Securities and Exchange Commission (“SEC”) guidance related to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012), including changes affecting the manner in which we offer and sell our securities or operate our business;
●	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;
●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by RM Investor;
●	our ability to access sources of liquidity, including in the absence of an active offering, to fund operations, make investments, and satisfy share repurchase requests, and the risk that we may not have sufficient resources to do so;
●	our failure to maintain our status as a REIT for U.S. federal income tax purposes;
●	our, or our Manager and its affiliates’, compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended, and other laws; and
●	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

MARKET, INDUSTRY, AND OTHER DATA

This Annual Report includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties as well as our own estimates. All of the market data used in this report involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our products include several key assumptions based on our industry knowledge, industry publications, third-party research, and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe our internal assumptions are reasonable, no independent source has verified such assumptions.

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Item 1. Business

The Company

Formation and Organization

RealtyMogul Income REIT, LLC was initially formed as a Delaware limited liability company on March 2, 2016 to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. On April 27, 2026, the Company converted to a Maryland corporation. See the section titled “Conversion to Maryland Corporation” below for additional information regarding the conversion. The use of the terms “RM Income REIT,” the “Company,” “we,” “us” or “our” in this Annual Report refer to RealtyMogul Income REIT, Inc. (formerly known as RealtyMogul Income REIT, LLC), unless the context indicates otherwise. We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 2016.

We are externally managed by RM Adviser, LLC (our “Manager”), which is an affiliate of our sponsor, RM Sponsor, LLC (our “Sponsor”). Our Manager and our Sponsor are each wholly owned subsidiaries of RM Investor. Our Manager manages our day-to-day operations and provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital. Our Manager relies on certain employees of RM Investor, who provide certain services to our Manager pursuant to a shared services agreement between our Manager and RM Investor. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

We distribute shares of our common stock to the public exclusively through our interactive website located at www.realtymogul.com, which we refer to as the “Realty Mogul Platform.” Through the use of the Realty Mogul Platform, investors can browse and screen real estate investments, view details of an investment, execute legal documents, and receive ongoing reporting concerning their investments.

Offerings

On August 12, 2016, our initial offering of common shares, which represent limited liability company interests in our Company (the “Initial Offering”), was qualified by the SEC, and we commenced operations on August 15, 2016. Pursuant to the Initial Offering, we offered up to $50,000,000 of our common shares, including shares sold pursuant to our distribution reinvestment plan. On May 7, 2019, we commenced our follow-on offering of common shares (the “Follow-on Offering”) and terminated our Initial Offering. On May 13, 2022, we commenced our second follow-on offering of common shares (the “Second Follow-on Offering” and, collectively with the Initial Offering and Follow-on Offering, the “Offerings”) and terminated our Follow-on Offering.

Pursuant to the Second Follow-on Offering, we offered up to $67,475,141 of our common shares, including shares sold pursuant to our distribution reinvestment plan under Rule 251(d)(3)(i)(B) of Regulation A, which represented the value of the shares available to be offered as of July 1, 2024 out of the rolling 12-month maximum offering amount of $75,000,000.

The Second Follow-on Offering expired on May 13, 2025, which was three years from the qualification date of the offering, though it remained subject to a grace period of 180 days. Effective July 11, 2025, our Manager temporarily paused the acceptance of new cash subscriptions in connection with the Second Follow-on Offering (the “New Subscription Pause”). See “—Recent Developments—Capital Raising and Offering Status” below for additional information.

As of December 31, 2025, we raised total aggregate gross offering proceeds of approximately $148,194,000 and issued an aggregate of approximately 14,592,000 common shares in the Offerings. See “—Recent Developments—Capital Raising and Offering Status” and Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Offering Results” for more information regarding the Offerings.

In addition, as of December 31, 2025, our debt and debt-related investment portfolio was comprised of approximately $2,765,000 of preferred equity investments, and approximately $277,197,000 of commercial real estate investments at original cost as reported on the consolidated balance sheets included in Item 7. “Financial Statements” below, all of which, in the opinion of our Manager, meet our investment objectives. See “—Investment Objectives and Strategy” below for additional information.

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Recent Developments

Change of Control and Management Transition

Effective August 1, 2025, we appointed Tara Horne as Chief Compliance Officer of our Manager following the resignation of the prior officer.

On November 6, 2025, Realty Mogul, Co. (the “Parent”), the parent company of our Sponsor, as well as our Manager, RM Technologies, LLC, Realty Mogul Commercial Capital, Co., RM Communities, LLC, RM Manager, LLC and RM Admin, LLC, were merged with and into RM Investor, with RM Investor surviving the merger (the “Acquisition”) and replacing Parent as the sponsor of the Company. RM Investor continues to provide services to our Manager similar to those previously provided by Parent.

In connection with the Acquisition, all members of our then-board of managers resigned and were replaced by new appointees, Christopher D. Wideman, Michael H. Simpson, and Michael C. Young.

Also in connection with the Acquisition, our Manager’s and Realty Mogul, Co.’s prior Chief Executive Officer, Jilliene Helman, resigned, and new executive leadership was appointed.

Effective December 4, 2025, Christopher D. Wideman was appointed Chief Executive Officer of the Company, our Manager, and RM Investor. Mr. Wideman has also served as President of the Company, our Manager, and RM Investor since November 2025. Kevin Moclair continues to serve as Chief Accounting Officer and Eric Levy continues to serve as Managing Director and Secretary of our Manager. In addition, effective April 2026, Kevin Moclair was appointed Chief Accounting Officer of the Company.

Strategic Repositioning

In connection with the Acquisition, we have undertaken a strategic repositioning of our investment approach, with a renewed focus on investments characterized by conservative entry pricing, durable cash flow, and capital structures designed to withstand market volatility. This includes an increased emphasis on industrial assets and structured equity investments.

Investment Activity

During 2025, we deployed capital into new investments, including joint venture equity investments in industrial properties leased to investment-grade tenants. In September 2025, we acquired joint-venture limited partnership equity investments in two industrial properties located in Louisville, Kentucky and Chattanooga, Tennessee that are leased to FedEx Ground Package System, Inc. (“FedEx Ground”), a subsidiary of FedEx Corporation (NYSE: FDX, S&P issuer rating: BBB). These investments are aligned with our focus on assets with long-term leases and stable cash flow characteristics.

Columbus Office Portfolio

On August 16, 2025, Columbus Office Portfolio, LLC (“Columbus Office”), a special purpose entity in which we hold a $7,000,000 joint-venture limited partnership equity investment, entered into maturity default under the terms of its $33,635,340 loan with an unaffiliated lender. Following the initial maturity default, the lender agreed to extend the maturity date of the loan to December 15, 2025 to allow additional time to pursue resolution alternatives. During this period, we evaluated multiple options, including an extension or refinancing of the existing mortgage and a potential sale of the underlying property. On December 15, 2025, one of the two Columbus Office properties (855 Grandview) was sold and the proceeds were primarily used to pay down the senior loan.

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Capital Raising and Offering Status

Effective July 11, 2025, RM Securities withdrew its broker-dealer registration and our Manager implemented the New Subscription Pause. We plan to resume an offering of our common stock at a later date and, in connection therewith, we would expect to offer our common stock directly to investors on a best-efforts basis through the Realty Mogul Platform. However, there can be no assurance as to the timing or terms of any such offering.

On April 21, 2026, our Manager approved the suspension of our distribution reinvestment plan to limit ongoing issuances of shares and maintain greater control over capital activity, and no further shares of common stock will be issued pursuant to the plan following the applicable notice period required under the plan. Distributions otherwise payable to participants after the effective date of the suspension will be paid in cash.

On April 21, 2026, our board approved the suspension of our share repurchase program, effective immediately, to preserve liquidity and support the Company’s broader capital allocation and portfolio repositioning strategy. As a result, we are no longer accepting or processing repurchase requests submitted on or after April 21, 2026.

Conversion to Maryland Corporation

Effective upon the filing of the appropriate documents with the State of Delaware and the State of Maryland on April 27, 2026, the Company converted from a Delaware limited liability company to a Maryland corporation (the “Conversion”). In connection with the Conversion, RealtyMogul Income REIT, Inc., a Maryland corporation, became the successor issuer to RealtyMogul Income REIT, LLC. In accordance with Rule 257(b)(5) under the Securities Act, upon the effective time of the Conversion, the Company’s shares of common stock were deemed qualified under Regulation A as the Company is deemed to be the successor issuer to the prior entity. In connection with the Conversion, the Company adopted revised governance and offering documents to reflect the new corporate structure, including Certificates of Conversion, Articles of Incorporation, and Bylaws.

Portfolio Activity and Capital Allocation

We completed certain asset sales during 2025 and subsequent to year end as part of our portfolio management and capital allocation strategy. These transactions are intended to enhance liquidity and reposition our portfolio toward assets that are better aligned with our investment objectives.

Subsequent to year end, we invested in a recapitalization of a mixed-use property, which reflects our continued focus on structured equity investments and opportunities involving recapitalizations and repositioning strategies.

We are continuing to evaluate strategic alternatives for certain properties, including potential dispositions, although there can be no assurance that any such transactions will occur.

For additional information, please see Note 13 – Subsequent Events.

Investment Objectives and Strategy

Our primary investment objectives are to realize capital appreciation in the value of our investments over the long term and to generate sustainable cash distributions and support long-term stockholder value creation. We pursue these objectives through a disciplined approach to multifamily and industrial real estate investing, leveraging our Manager’s sourcing, underwriting, and asset management capabilities.

We have used substantially all of the proceeds of the Offerings (after payment and reimbursement of offering expenses and related administrative fees) to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets.

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In 2025, we amended our investment mandate to include preferred equity and joint venture equity investments in industrial assets to complement our current portfolio composition. In line with this expanded focus, we completed acquisitions of modern distribution facilities leased to FedEx Ground, which provide long-term, creditworthy tenancy and stable contractual income. We intend to continue targeting industrial assets in core, business-friendly markets with strong transportation connectivity, extended lease terms, and limited near-term rollover risk.

We seek to ensure the industrial sector complements our current multifamily, office and retail holdings by enhancing portfolio diversification and supporting steady cash flow. We intend to capitalize on seller dynamics and short-term market dislocations that may obscure intrinsic value and enhance returns by obtaining attractive financing.

In order to achieve our investment objectives, we target income-producing investments in commercial real estate. We will target highly occupied, stable properties and properties with modest value-add business plans to focus on current income and cash flow as well as potential downside protection. While we will continue to pursue commercial real estate loans, such as senior and mezzanine loans, and debt-like investments, such as preferred equity, when compelling investment opportunities arise, our focus will primarily be on joint venture equity investments as we currently believe they will produce the best risk-adjusted return. Our flexible approach to investing in any U.S. geography and in any of the major commercial real estate property types, including industrial assets, apartment buildings, self-storage facilities, retail centers and office buildings, allows us to quickly take advantage of opportunities created by market changes. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to invest in assets with attractive returns and strong structural features.

Our investment process involves comprehensive financial, structural, operational, and legal due diligence of both the underlying assets and our partners, with a focus on structuring transactions to optimize pricing and mitigate risk. We focus on disciplined underwriting and selective capital deployment to identify investments with attractive risk-adjusted returns and durable long-term value.

We expect to employ leverage selectively, consistent with our target portfolio-wide leverage profile, to enhance total returns while maintaining balance sheet flexibility.

Through this strategy, we seek to build a diversified portfolio of multifamily, office and industrial assets that can deliver resilient income, protect stockholder capital, and generate long-term value.

Competition

There are numerous REITs and other public and private entities with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for investments that are suitable for us. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be negatively impacted. Our competitors also may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe we are well-positioned to compete effectively in each facet of our business, there is significant competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business.

Risk Factors

We face risks and uncertainties that could affect us and our business, as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” in our offering circular, dated August 29, 2024, qualified in connection with our Second Follow-on Offering (the “Offering Circular), which may be accessed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system, as supplemented from time to time by our filings under Regulation A, and in our Current Reports on Form 1-U and other reports filed from time to time with the SEC (collectively, our “SEC Reports”). In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common stock. As of the date of this Annual Report, there were no material changes to the risk factors previously disclosed in the Offering Circular and our SEC Reports.

Employees

As of December 31, 2025, there were no employees of the Company.

Legal Proceedings

As of December 31, 2025, we are not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any pending or threatened legal proceeding that is material to the Company.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

RM Income REIT was formed to invest in, own, and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. See Item 1. “Business—The Company” for more information regarding the Company.

Offering Results

We conducted the Second Follow-on Offering of up to $67,475,141 of our common shares, including shares sold pursuant to our distribution reinvestment plan. As of December 31, 2025, we raised total aggregate gross offering proceeds of approximately $148,194,000 and issued approximately 14,592,000 common shares in the Offerings, purchased by approximately 7,700 unique investors.

The Second Follow-on Offering expired on May 13, 2025, which was three years from the qualification date of the offering, though it remained subject to a grace period of 180 days. Effective July 11, 2025, our Manager implemented the New Subscription Pause in connection with the Second Follow-on Offering.

The New Subscription Pause initially applied only to new cash subscriptions in the Second Follow-on Offering and did not affect participation in our distribution reinvestment plan. However, effective April 21, 2026, our Manager approved the suspension of the distribution reinvestment plan, and no further shares will be issued pursuant to the plan following the applicable notice period required under the plan. Distributions otherwise payable to participants after the effective date of the suspension will be paid in cash.

We may resume an offering of our common stock at a future date, but there can be no assurance as to the timing or terms of any such offering.

Our offering price per share historically equaled our most recently announced net asset value (“NAV”) per share and was adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). In addition, the price per share pursuant to our distribution reinvestment plan has equaled our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program have been made at the most recently announced NAV per share (less any applicable discounts, as set forth in the Offering Circular).

The following table summarizes our NAV per share for the periods indicated below:

Valuation Date	Period Commencing	Period Ending	NAV Per Share
9/30/2024	11/13/2024	1/27/2025	$8.24
12/31/2024	1/28/2025	5/13/2025	$8.26
3/31/2025	5/14/2025	8/11/2025	$7.97
6/30/2025	8/12/2025	11/12/2025	$7.73
9/30/2025	11/13/2025	1/27/2026	$7.67
12/31/2025	1/28/2026	—	$7.49

Our Investments

The following describes our investment activity for the year ended December 31, 2025. See Note 13 – Subsequent Events below for a discussion of the investments we have made subsequent to December 31, 2025.

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Real Estate Investments as of December 31, 2025

The following table sets forth information regarding our portfolio of real estate investments as of December 31, 2025:

Asset	Location	Acquisition Date	Property Type	Investment Type	Original Principal Acquired or Capital Contributed	Balance as of December 31, 2025	Interest Rate as of December 31, 2025	Additional Information

Texas Retail Portfolio(1)	Multiple Locations, TX	7/18/2017	Retail	Preferred Equity	$3,325,000	$2,764,738	14.00%	EDGAR Link
Columbus Office Portfolio(2)	Columbus, OH	11/5/2019	Office	Joint Venture	7,000,000	7,826,619	N/A	EDGAR Link
Pohlig Box Factory & Superior Warehouse	Richmond, VA	2/19/2020	Multifamily	Joint Venture	17,073,843	7,574,307	N/A	EDGAR Link
Lubbock Medical Office Building(3)	Lubbock, TX	6/26/2020	Medical Office	Joint Venture	2,926,477	2,926,477	N/A	EDGAR Link
Turtle Creek Apartments	Fenton, MO	1/28/2021	Multifamily	Joint Venture	6,000,000	6,000,000	N/A	EDGAR Link
King’s Landing(4)	Creve Coeur, MO	7/28/2021	Multifamily	Joint Venture	8,000,000	11,609,066	N/A	EDGAR Link
Minnehaha Meadows	Vancouver, WA	9/20/2021	Multifamily	Joint Venture	3,355,018	3,355,018	N/A	EDGAR Link
Roosevelt Commons	Vancouver, WA	9/20/2021	Multifamily	Joint Venture	3,209,112	3,209,112	N/A	EDGAR Link
Bentley Apartments	Grove City, OH	10/13/2021	Multifamily	Joint Venture	8,000,000	8,000,000	N/A	EDGAR Link
Haverford Place	Georgetown, KY	2/2/2022	Multifamily	Joint Venture	9,000,000	9,000,000	N/A	EDGAR Link
Edison Apartments	Gresham, OR	3/30/2022	Multifamily	Joint Venture	5,500,000	5,500,000	N/A	EDGAR Link
Columbia Square	Cincinnati, OH	8/23/2022	Mixed-Use	Joint Venture	4,000,000	4,000,000	N/A	EDGAR Link
Acropolis	Beavercreek, OH	6/9/2023	Office	Joint Venture	7,700,000	7,700,000	N/A	EDGAR Link
223 E Town St	Columbus, OH	3/5/2024	Multifamily	Joint Venture	4,500,000	4,500,000	N/A	EDGAR Link
FedEx Ground KY	Louisville, KY	9/17/2025	Industrial	Joint Venture	3,717,489	3,717,489	N/A	EDGAR Link
FedEx Ground TN	Chattanooga, TN	9/17/2025	Industrial	Joint Venture	2,282,511	2,282,511	N/A	EDGAR Link
Total					$95,589,450	$89,965,337

(1)	On August 6, 2025, the preferred equity position was partially paid down from $3,325,000 to $2,764,738.
(2)	The loan matured on December 15, 2025, and the Company is assessing multiple options, including extending and/or refinancing the existing mortgage. On December 15, 2025, Columbus Office (855 Grandview) was sold and the proceeds were primarily used to pay down the senior loan.
(3)	The property was sold on January 6, 2026. See Note 13 – Subsequent Events for more information.
(4)	On June 16, 2023, we made a member loan to the joint venture entity in the amount of $291,566; on August 26, 2024, we made a member loan to the joint venture entity in the amount of $3,200,000; and on September 16, 2024, we made a member loan to the joint venture in the amount of $117,500, which are all reflected in the “Balance as of December 31, 2025” column in the table.

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Acquisitions of Real Estate Investments

On September 17, 2025, we acquired two joint-venture limited partnership equity investments in special purpose entities in connection with the acquisition of two industrial properties leased to FedEx Ground in the amount of $3,717,489 and $2,282,511, respectively: a 2015-built, 303,369 square-foot industrial building located in Louisville, Kentucky, and a 2017-built, 236,976 square-foot industrial building located in Chattanooga, Tennessee. In connection with these investments, the special purpose entities entered into loans from unaffiliated lenders in the amounts of $23,822,500 and $19,662,500, respectively. Each loan is interest only with a floating interest rate of 1-Month Term SOFR plus 1.8% and has a term of 36 months with two 12-month extension options. In connection with each loan, the applicable special purpose entity executed an interest rate swap agreement with an unaffiliated third party to provide a fixed interest rate of 5.1% for the term of the loan.

Investment Sales and Payoffs

As previously disclosed, on May 31, 2019, we acquired a $4,748,228 equity interest in a joint-venture limited partnership in connection with the acquisition and renovation of La Privada, a Class B, multifamily apartment complex in El Paso, Texas (the “La Privada Property”). On March 20, 2025, the La Privada Property was sold. The La Privada Property was originally acquired for $11,700,000, or $48,750 per unit, and was sold for $18,300,000, or $76,250 per unit.

As previously disclosed, on October 9, 2019, we acquired a $9,177,966 equity interest in a joint-venture limited partnership in connection with the acquisition and renovation of The Hamptons Apartments, a Class C, garden-style apartment community in Virginia Beach, Virginia (the “Hamptons Property”). Between July 29, 2020 and November 3, 2025, we made additional capital contributions to the joint venture limited partnership in the aggregate amount of $1,275,000, resulting in a total equity interest of $10,452,966. On November 18, 2025, the Hamptons Property was sold. The Hamptons Property was originally acquired for $19,051,000, or $89,863 per unit, and was sold for $24,250,000, or $114,387 per unit.

Distributions

Distribution Policy and Determination

Prior to January 1, 2026, distributions were historically authorized and paid monthly in arrears. Effective for distributions declared for periods beginning on or after January 1, 2026, we transitioned to a quarterly distribution cadence. This change is intended to better align the timing of distributions with portfolio-level cash flow, liquidity management, and capital needs.

The amount, timing and payment of future distributions, if any, will be determined by the board of directors in its sole discretion and will depend on, among other factors, our results of operations, cash flows, liquidity, capital requirements, and other factors deemed relevant by our board of directors. There can be no assurance as to the amount, timing, or payment of any future distributions.

Sources of Distributions

Stockholders who are record holders with respect to declared distributions will be entitled to such distributions until such time as such stockholders have had their shares repurchased by us. Although our goal is to fund the payment of distributions solely from cash flow from operations, we have paid, and may continue to pay, distributions from other sources, including the net proceeds of the Offerings, and any offering we may conduct in the future, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources.

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Recent Distribution Activity

On December 31, 2025, our board authorized daily cash distributions on our common shares to stockholders of record as of the close of business on each day in the period beginning January 1, 2026 and ending on January 31, 2026 (of $0.0006304110 per share from January 1, 2026 to January 27, 2026, and of $0.0006156164 per share from January 27, 2026 to January 31, 2026), and of $0.0006156164 per share payable to stockholders of record as of the close of business on each day in the period beginning February 1, 2026 and ending on March 31, 2026. The distributions were paid on or about April 15, 2026.

Distributions Declared in 2025

Distributions made or authorized in 2025 are shown in the table below:

Distribution Period for Daily Record Dates	Date of Authorization	Payment Date(1)	Cash Distribution Amount Per Common Share	Annualized Yield
12/1/2024 – 12/31/2024	10/1/2024	1/15/2025	$0.0014	6.0	% (1)
1/1/2025 – 1/31/2025	12/26/2024	2/15/2025	$0.0014	6.0	% (2)
2/1/2025 – 2/28/2025	12/26/2024	3/15/2025	$0.0014	6.0	% (2)
3/1/2025 – 3/31/2025	12/26/2024	4/15/2025	$0.0014	6.0	% (2)
4/1/2025 – 4/30/2025	3/28/2025	5/15/2025	$0.0014	6.0	% (2)
5/1/2025 – 5/13/2025	3/28/2025	6/15/2025	$0.0014	6.0	% (2)
5/14/2025 – 5/31/2025	3/28/2025	6/15/2025	$0.0014	6.2	% (3)
6/1/2025 – 6/30/2025	3/28/2025	7/15/2025	$0.0013	6.0	% (3)
7/1/2025 – 7/31/2025	6/25/2025	8/15/2025	$0.0013	6.0	% (3)
8/1/2025 – 8/11/2025	6/25/2025	9/15/2025	$0.0013	6.0	% (3)
8/12/2025 – 8/31/2025	6/25/2025	9/15/2025	$0.0013	6.2	% (4)
9/1/2025 – 9/30/2025	6/25/2025	10/15/2025	$0.0013	6.0	% (4)
10/1/2025 – 10/31/2025	9/28/2025	11/7/2025	$0.0013	6.0	% (4)
11/1/2025 – 11/12/2025	9/28/2025	12/15/2025	$0.0013	6.0	% (4)
11/13/2025 – 11/30/2025	9/28/2025	12/15/2025	$0.0013	6.0	% (5)
12/1/2025 – 12/31/2025	9/28/2025	1/28/2026	$0.0008	4.0	% (5)

(1)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $8.24 NAV per share.
(2)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $8.26 NAV per share.
(3)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $7.97 NAV per share.
(4)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $7.73 NAV per share.
(5)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $7.67 NAV per share.

Aggregate Distributions Paid

For the year ended December 31, 2025, we paid distributions of approximately $5,473,000, including shares issued pursuant to our distribution reinvestment plan. For the year ended December 31, 2024, we paid distributions of approximately $6,700,000, including shares issued pursuant to our distribution reinvestment plan. The decrease in aggregate distributions during 2025 was primarily due to a comparatively lower NAV per share as compared to 2024 and a decreased distribution rate during December 2025 as compared to 2024.

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Share Repurchase Program

We have adopted a share repurchase program designed to provide our stockholders with limited liquidity on a quarterly basis for their investment in our shares. Our Manager may, in its sole discretion, amend, suspend or terminate the share repurchase program at any time and for any reason, including (i) to protect our operations and our remaining stockholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT and (iv) following any material decrease in our NAV.

Effective April 21, 2026, our board suspended the share repurchase program to preserve liquidity and support our broader capital allocation and portfolio repositioning strategy. As a result, we are no longer accepting or processing repurchase requests submitted on or after that date.

During the year ended December 31, 2025, we repurchased 586,296 common shares for a total of approximately $4,519,000. During the year ended December 31, 2024, we repurchased 628,190 common shares for a total of approximately $5,505,000.

A valid repurchase request was, prior to the suspension of the share repurchase program, one that complies with the applicable requirements and guidelines of our current share repurchase program.

Sources of Operating Revenue and Cash Flow

Our revenue is generated from interest and preferred return income on our real estate debt investments, which we receive monthly in arrears from rental income and tenant reimbursements and other revenue from our real estate investments and from sales of our real estate investments.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “—Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic commercial real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

The following table describes our debt-related investment activity for the year ended December 31, 2025:

Investments in Debt(1)	Amount (in thousands)
Balance as of December 31, 2024	$3,325
Investments	-
Principal repayments	(560)
Amortization of deferred fees, costs and discounts/premiums	-
Balance as of December 31, 2025	$2,765

(1)	Investments include one preferred equity investment with a carrying balance of approximately $2,765,000.

As of December 31, 2025, we had 16 commercial real estate investments, including 15 joint venture equity investments and one preferred equity investment, with the underlying real estate spread across eight states.

As of December 31, 2025, none of our debt related investments were considered impaired, and no impairment charges were recorded in the financial statements. We had invested in 23 debt and debt-like investments as of December 31, 2025, with 22 of those investments paying off in full since inception totaling over $55,000,000. We have structured our current portfolio with significant concentrations in multifamily communities and office properties with strong tenancy, which we believe are economically resilient asset types.

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Market Outlook and Recent Trends

The Company’s portfolio is diversified by security type, property type, and geographic location, and the Company targets all major commercial property types, including apartment buildings, office buildings, retail centers, self-storage facilities, mobile home communities and industrial facilities.

Over the past several years, our NAV per share has declined from its initial value of $10.00 per share to $7.49 as of December 31, 2025, primarily due to broader market conditions, including capitalization rate expansion associated with rising interest rates, operating cost pressures, and modest rental growth. In response to these conditions, we have focused on active asset management, capital preservation, and portfolio repositioning.

Effective August 1, 2025, we amended our investment mandate to reflect a renewed focus on investments characterized by conservative entry pricing, durable cash flow, and capital structures designed to withstand market volatility. This includes an increased emphasis on industrial assets. In line with this expanded focus, we have completed several acquisitions to date, including of modern distribution facilities leased to FedEx Ground, which provide long-term, creditworthy tenancy and stable contractual income. We intend to continue targeting industrial assets in core, business-friendly markets with strong transportation connectivity, extended lease terms, and limited near-term rollover risk. We believe these types of industrial assets can generate steady income with minimal rollover risk in the near-term. In addition, we expect to capitalize on periods of market dislocation and evolving capital markets conditions to acquire assets at attractive base levels and, where appropriate, utilize financing structures that enhance risk-adjusted returns.

Macroeconomic Environment

The commercial real estate market continues to reflect the impact of a prolonged elevated interest rate environment, although volatility has moderated relative to prior periods. As most investment properties are financed with debt, benchmark yields like the ten-year treasury rate are important in commercial real estate because they influence borrowing costs and therefore ultimately affect the price an investor can pay. We believe sustained moderation in benchmark yields could support valuations over time, though there is typically a lag between movements in capital markets and their impact on appraisals and transaction pricing. As a result, changes in treasury rates can take multiple quarters to flow through appraisals and negotiated transactions.

Multifamily Sector

Portfolio fundamentals for multifamily remain relatively stable, with strong rent collections and resilient occupancy underscoring the stability of our income streams even as property valuations continue to face pressure from higher capitalization rates. However, the sector has experienced valuation pressure and performance across markets has varied, which has impacted certain of our investments. While multifamily properties continue to face valuation pressure due to debt maturities and decreased transaction volume compared to years past, national indicators point to improving operating trends. We believe limited single-family housing supply, high barriers to homeownership, and demographic trends such as household formation will continue to support multifamily as a resilient, long-term investment category, even as construction pipelines taper from prior highs.

Industrial Sector

The industrial sector continues to benefit from a combination of structural and cyclical demand drivers that support long term occupancy and income stability. E-commerce adoption, supply chain reconfiguration, and the onshoring of manufacturing capacity have created sustained demand for modern logistics and distribution facilities. These trends are reinforced by tenant requirements for scale, proximity to major transportation infrastructure, and operational efficiency, all of which favor well located, large format industrial assets.

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At the same time, the supply side of the market has begun to adjust meaningfully. Development pipelines have contracted as higher construction costs and tighter capital availability have constrained new starts, particularly within speculative projects. This moderation in supply, when viewed alongside continued tenant demand, is expected to support a more favorable supply demand balance over the medium term and reinforce the durability of occupancy within stabilized assets.

Within this context, the Company’s industrial strategy is focused on large format assets leased to creditworthy tenants that provide stable, long duration income streams with limited near term rollover risk. These properties are often integral to national and global logistics networks, and tenant demand is driven by long term infrastructure and distribution considerations rather than short term market fluctuations. As a result, they tend to exhibit strong retention characteristics and predictable cash flow profiles.

Opportunities to acquire these assets at attractive pricing are frequently driven by capital market dynamics rather than underlying property performance. Situations involving construction loan maturities, ownership liquidity needs, or non-core dispositions can create entry points at valuations that are disconnected from long term intrinsic value. The Company remains focused on identifying these opportunities and acquiring assets where current pricing reflects temporary dislocation rather than structural weakness, with an emphasis on tenant credit quality, lease duration, and strategic location.

Office Sector

The office sector continues to face meaningful headwinds as tenants reassess their space requirements in response to hybrid work adoption, cost considerations, and evolving workplace strategies. Vacancy levels remain elevated on a national basis, and transaction volumes have been constrained as market participants work through ongoing pricing discovery. Despite these challenges, the pace of deterioration has moderated, and new construction activity has slowed to historically low levels, which over time may contribute to a stabilization of fundamentals.

We believe the current environment has created a distinct opportunity set for investors with the ability to underwrite complexity and execute with certainty. Institutional capital has largely retreated from the sector, resulting in a limited buyer pool for assets that require repositioning or carry near term leasing risk. At the same time, valuations have adjusted significantly, with many assets trading at substantial discounts to replacement cost. This has created a market dynamic in which sellers increasingly prioritize certainty of execution and access to liquidity over maximizing headline pricing.

Within this context, the office market is undergoing a clear bifurcation between high quality assets and those facing functional obsolescence. Well located properties with modern infrastructure, strong tenant experience, and the potential for thoughtful repositioning are expected to continue attracting demand, while assets that lack these characteristics may face prolonged vacancy and capital challenges. The Company’s strategy is centered on selectively acquiring assets that either already meet these criteria or can be repositioned to do so through targeted capital investment and operational improvements.

Execution in this sector is highly dependent on acquiring assets at a reduced basis, maintaining sufficient liquidity to support leasing and capital initiatives, and delivering a level of certainty that is often absent in more heavily capitalized or leveraged transactions. By combining these elements, the Company seeks to capture the pricing dislocation currently present in the office sector while positioning assets for long term stabilization and value creation.

Portfolio Positioning

We view real estate investing as a long-term endeavor. Our objective remains to protect and maximize value through disciplined portfolio management, transparent communication, and thoughtful capital deployment as conditions evolve. While valuations remain influenced by broader capital-market conditions, we believe the resilience of our portfolio and our strategic repositioning, including a focus on industrial assets support our objective of providing stable cash distributions. We are focused on improving NAV over time through active portfolio management, including evaluating asset-level performance, selectively disposing of assets where long-term potential is limited, and redeploying capital into investments that we believe are better aligned with our income and appreciation objectives.

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Multifamily and industrial fundamentals remain influenced by evolving supply-demand dynamics, which may support long-term appreciation potential over time. In the office sector, while near-term challenges persist as tenants adjust to evolving workplace strategies, we believe select, well-located and modernized assets will continue to attract demand. Over time, we expect a clear bifurcation between high-quality properties and those facing obsolescence, creating opportunities to acquire durable income streams at attractive pricing for long-term value creation.

We believe the current market environment rewards disciplined underwriting, patience, and capital preservation. While we remain subject to ongoing market volatility and there can be no assurance as to the timing or extent of any recovery in real estate valuations, we believe our focus on conservative entry pricing, strong sponsorship, and durable cash flow positions us to navigate current conditions and pursue long-term value creation.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, the experience of our Manager’s affiliates and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual events and results could differ from those assumptions and estimates.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

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A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of both December 31, 2025 and 2024, the Company held equity investments in 13 and 15 entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments, reduced by an allowance for credit losses. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an impairment exists. We recognize an allowance for credit losses for financial assets carried at amortized cost and other qualifying receivables to present the net amount expected to be collected as of the consolidated balance sheet date using the probability of default/loss given default method using historical losses adjusted for current conditions and reasonable and supportable forecasts. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term), which includes consideration of prepayments and based on our expectations as of the consolidated balance sheet date. Assets are written off when we determine that such financial assets are deemed uncollectible or based on regulatory requirements, whichever is earlier. Write-offs are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the consolidated balance sheet date. We elected to use the practical expedient for collateral dependent receivables as estimates for the recovery of debt investments is based on collateral value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

As of both December 31, 2025 and 2024, none of our debt related investments were considered impaired, and no impairment charges were recorded in the consolidated financial statements. We believe the fair value of the debt investments approximates the carrying value of the debt investments as of both December 31, 2025 and 2024. We had invested in 23 debt and debt-like investments, with 22 of those investments paying off in full, since inception as of December 31, 2025.

Purchase Accounting for Acquisition of Real Estate

The Company adopted the provisions of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. We assess the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets including land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. We estimate the fair value of the assets using market-based, cost-based and income-based valuation techniques.

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Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

Accounting Standards Codification (“ASC”) 825, Fair Value Option for Financial Assets and Financial Liabilities (“ASC 825”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment include terms that are similar to interest on a debt instrument. As of both December 31, 2025 and 2024, no amortization of premium, discount or origination costs or fees has been recognized.

Rental income is recognized as rentals become due on a straight-line basis over the term of the lease when there are rent abatements or scheduled changes to contractual base rent. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases. For certain properties, in addition to contractual base rent, the tenants pay their share of taxes, insurance, common area maintenance and utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees and other revenues from tenants are recorded when amounts become due.

Net Asset Value Calculation

The Company calculates its NAV per share on a quarterly basis using valuation methodologies developed and applied by internal accountants or asset managers of its Manager or its affiliates. These methodologies involve significant estimates, assumptions, and subjective judgments regarding future events, including market conditions, property performance, and asset-level risk factors. The Company’s goal is to provide a reasonable estimate of the value of its common stock as of the end of each fiscal quarter. However, as with any valuation approach, the use of different assumptions or inputs could yield materially different results, and the NAV per share may not reflect the actual value realizable in a sale or liquidation of assets.

NAV is calculated by subtracting the Company’s total liabilities from the estimated value of its total assets, including commercial real estate investments and related interests, and dividing that result by the number of shares of common stock outstanding as of the end of the prior fiscal quarter. Valuation inputs may include market capitalization rates, discount rates, expected performance, loss severity rates, and, where applicable, third-party appraisal reports or input from independent valuation experts.

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The Company’s NAV per share may fluctuate due to market changes, operational performance, interest rate movements, and other external and internal factors. It does not represent (i) the price at which its shares of common stock would trade on a national securities exchange, (ii) the amount a stockholder would receive upon resale of shares of its common stock, or (iii) the amount stockholders would receive upon a full liquidation. Moreover, the NAV in effect for any fiscal quarter may not fully reflect the financial impact of material events that occur between quarterly valuations. The Company uses commercially reasonable efforts to monitor for such events and will update NAV mid-quarter if it reasonably believes a material event has occurred that would cause NAV per share to change by 5% or more. In such cases, the Company will promptly disclose the revised NAV per share as reasonably practicable and the reason for the adjustment in an offering circular supplement and on our website.

Recently Issued Accounting Standards

The Company has evaluated all recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) through the date the financial statements were available to be issued. Management has determined that there are no recently issued accounting standards, whether adopted or not yet adopted, that are expected to have a material impact on the Company’s financial position, results of operations, cash flows, or related disclosures. The Company continues to monitor relevant pronouncements and exposure drafts issued by the FASB and other standard-setting bodies, including those related to fair value measurement, consolidation, and lease accounting, but does not anticipate any material changes at this time.

Results of Operations

Operating Income and Net Loss

The years ended December 31, 2025 and 2024 resulted in net gain and loss attributable to RM Income REIT of approximately $4,205,000 and $(7,040,000), respectively. This change was primarily a result of the realized gain on sale of real estate investments of $11,951,000 and a decrease in interest expense of $930,000 for the year ended December 31, 2025 as compared to the year ended December 31, 2024. Operating income was approximately $2,705,000 for the year ended December 31, 2025, compared to approximately $2,008,000 for the year ended December 31, 2024.

Rental Income, net

For the years ended December 31, 2025 and 2024, we earned net rental income of approximately $33,193,000 and $33,913,000, respectively. This decrease was primarily due to the sale of The Hamptons in 2025 offset by increases in rental income in our existing portfolio.

Interest and Preferred Return Income

For the years ended December 31, 2025 and 2024, we earned interest and preferred return income of approximately $938,000 and $1,261,000, respectively. This decrease was primarily due to interest earned on cash invested in U.S. T-Bills and in our money market account of approximately $498,000 for the year ended December 31, 2025 as compared to approximately $788,000 for the year ended December 31, 2024.

Other Revenue

For the years ended December 31, 2025 and 2024, we earned other revenue of approximately $1,552,000 and $1,646,000, respectively, which consisted of tenant fee revenue and parking income.

Expenses

Interest Expense

For the years ended December 31, 2025 and 2024, we incurred interest expense of approximately $10,377,000 and $11,307,000, respectively. This decrease was primarily due to the sale of the Hamptons property in 2025 and decreased interest expenses due to decreased average debt outstanding for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

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Asset Management Fees

For the years ended December 31, 2025 and 2024, we incurred fees of approximately $1,359,000 and $1,515,000, respectively. This decrease was primarily due to a decrease in the Company’s NAV and sale of the Hamptons offset by an increase in the revenue on which property-level asset management fees are based.

Depreciation and Amortization

For the years ended December 31, 2025 and 2024, we incurred depreciation and amortization expenses of approximately $12,412,000 and $14,088,000, respectively. This decrease was due to the sale of the Hamptons for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

Real Estate Operating Expenses

For the years ended December 31, 2025 and 2024, we incurred real estate operating expenses of approximately $16,350,000 and $16,401,000, respectively. This minimal decrease was primarily due to the sale of the Hamptons offset by the full year of operating expenses for 223 E Town which was purchased in early 2024.

General and Administrative Expenses

For the years ended December 31, 2025 and 2024, we incurred general and administrative expenses of approximately $2,769,000 and $2,791,000, respectively. This decrease was due to the sale of the Hamptons in 2025 offset by the new controlling equity investments in commercial real estate in early 2024.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources include cash flow from operations, existing cash balances, and borrowings under credit facilities, and may include proceeds from future capital raising activities.

To date, we have funded the acquisition of our diversified portfolio of investments in commercial real estate loan and equity assets and conducted our operations primarily from the proceeds of our offerings, together with cash flow from operations and secured or unsecured financings at the property level from banks and other lenders. Following the expiration of the Second Follow-on Offering on May 13, 2025, and the New Subscription Pause effective July 11, 2025, we currently rely on cash flow from operations, existing cash balances, and financing activities to fund our operations and investment activities.

As of both December 31, 2025 and 2024, we had cash and cash equivalents of approximately $16,289,000 and $11,205,000, respectively, and $0 and $2,502,000, respectively, invested in marketable securities that provide returns on investment and are liquid, which provide flexibility for future investments. Of the $16,289,000 in cash and cash equivalents, $5,646,000 is held by consolidated individual properties and may not be readily available to be distributed.

We anticipate that cash flow from operations, together with existing cash balances and funds received from the sale of assets, will provide sufficient liquidity to meet future funding commitments and operational costs for at least one year from the date the financial statements are available to be issued. However, the temporary New Subscription Pause may limit our ability to make new investments or fund existing commitments if operating cash flows and other liquidity sources are insufficient.

In the short-term, the Company has utilized asset sales as a source of liquidity, including dispositions in March 2025 and November 2025, which contributed to increased liquidity during the period. Subsequent to year end, the Company completed an additional sale in January 2026. While we continue to evaluate additional asset sales as part of our broader portfolio management and liquidity strategy, there can be no assurance as to the timing or completion of any such transactions. In addition, effective April 21, 2026, we have suspended our share repurchase program, in order to preserve liquidity and support the Company’s broader capital allocation and portfolio repositioning strategy. In the long-term, we intend to support liquidity and capital needs through a combination of cash flow generated from the seasoning of our existing assets, select strategic asset sales, and potential future equity capital raises, and will continue to monitor options to generate additional liquidity, including a sale or a roll-off to scheduled maturity of our assets, a sale or merger of the Company, a consolidation transaction with other companies managed by our Manager or its affiliates, a listing of our common stock on a national securities exchange or a similar transaction.

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While we may pursue additional capital raising activities in the future, including the potential resumption of an offering of our common stock, there can be no assurance as to the timing or terms of any such activities.

As of December 31, 2025, we had outstanding borrowings of approximately $188,074,000, net of deferred financing costs, from our consolidated investments. As of December 31, 2024, we had outstanding borrowings of approximately $225,450,000, net of deferred financing costs, from our consolidated investments.

For our existing borrowings, the Company has one consolidated investment with a 2025 loan maturity— Columbus Office Portfolio—for which the underlying loan matured on December 15, 2025 and is currently in maturity default. We are actively engaged with the lender on a resolution to cure the default, including extending or refinancing the existing mortgage, pursuing a sale of the remaining asset in the portfolio, or other resolution strategies to address the default. There can be no assurance that any such resolution will be achieved on acceptable terms or at all.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments included reimbursement of certain organization and offering expenses. In addition, we reimburse our Manager for out-of-pocket expenses incurred on our behalf, including license fees, audit fees, fees associated with SEC reporting requirements, insurance costs, tax return preparation fees, taxes and filing fees, administrative fees and third-party costs associated with the aforementioned expenses.

From time to time, affiliated and unaffiliated third parties will pay our Manager or an affiliate of our Manager one or more of the fees set forth below in connection with the investment and management of our investments. We pay our Manager a monthly asset management fee equal to an annualized rate of 1.00% payable in arrears, which will be based on the total equity value. For purposes of this monthly asset management fee, total equity value equals (a) our then-current NAV per share, multiplied by (b) the number of shares of our common stock then outstanding.

Cash Flows

The following presents our cash flows for the years ended December 31, 2025 and 2024 (in thousands):

Cash provided by (used in)	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Operating Activities:	$4,402	$4,069
Investing Activities:	48,197	1,170
Financing Activities:	(49,777)	(9,202)
Net increase (decrease) in cash and cash equivalents and restricted cash	2,822	(3,963)
Cash and cash equivalents and restricted cash, beginning of year	17,515	21,478
Cash and cash equivalents and restricted cash, end of year	$20,337	$17,515

Net cash provided by operating activities was approximately $4,402,000 and $4,069,000 for the years ended December 31, 2025 and 2024, respectively, and related primarily to rental income and interest income generated from our investments.

Net cash provided by investing activities was approximately $48,197,000 and $1,170,000 for the years ended December 31, 2025 and 2024, respectively, and related primarily to the disposition of multiple real estate investments and sales of marketable securities, offset by investments in equity method investees and improvements to existing real estate investments.

17

Net cash used in financing activities was approximately $49,777,000 and $9,202,000 for the years ended December 31, 2025 and 2024, respectively, and related primarily to repayment of debt, distributions and repurchase of common shares pursuant to the Offering.

Estimated NAV Per Share as of December 31, 2025 (Unaudited)

On January 26, 2026, our board determined that our estimated NAV per share is $7.49 as of December 31, 2025. The estimated NAV per share calculation as of December 31, 2025 reflects the total value of our assets minus the total value of our liabilities, divided by the number of common shares outstanding as of December 31, 2025.

As with any methodology used to estimate value, the methodology employed by the internal accountants or asset managers of our Manager or its affiliates is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Therefore, actual values and results could differ from our Manager’s estimates and that difference could be significant. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV per share does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a stockholder would obtain if he, she or it tried to sell his, her or its shares, or (iii) the amount per share stockholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities. Our NAV per share will fluctuate over time as a result of, among other things, developments related to individual assets and changes in the real estate and capital markets.

Off-Balance Sheet Arrangements

As of December 31, 2025 and 2024, we had no off-balance sheet arrangements.

Non-GAAP Financial Measures

We disclose financial measures calculated and presented in accordance with GAAP; however, we provide certain financial information on a non-GAAP basis (“non-GAAP financial measures”). We provide non-GAAP financial measures to provide information that may assist investors in understanding our results of operations and assessing our prospects for future performance. Our Manager believes that FFO and AFFO, which are non-GAAP financial measures, are additional appropriate measures of the operating performance of a REIT and of our Company in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

●	the amortization or accrual of various deferred costs; and
●	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to stockholders, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs.

18

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity. Our non-GAAP financial measures may not necessarily be comparable to similarly titled information presented by other companies, and may not be appropriate measures for comparing our performance relative to other companies.

Our unaudited FFO and AFFO calculations for the years ended December 31, 2025 and 2024 are as follows:

	For the Year	For the Year
	Ended	Ended
	December 31, 2025	December 31, 2024
	(in thousands)	(in thousands)
GAAP net income (loss) attributable to RealtyMogul Income REIT, LLC	$4,205	$(7,040)
Add: depreciation of properties	9,482	10,924
Adjustments for noncontrolling interest in depreciation	(2,728)	(2,937)
Add: amortization of lease intangibles	2,123	2,458
Adjustments for noncontrolling interest in amortization of lease intangibles asset	(575)	(698)
Less: amortization of lease intangible liabilities	(129)	(224)
Adjustments for noncontrolling interest in amortization of lease liabilities	53	82
Add: amortization of lease commissions	304	243
Adjustments for noncontrolling interest in amortization of lease commissions	(104)	(88)
Add: amortization of real estate tax abatement	502	463
Add: loss on extinguishment of debt	1,039	—
Add: share of depreciation and amortization of real estate held by equity method investments	192	—
Adjustments for noncontrolling interest in amortization of real estate tax abatement	(155)	(142)
Adjustments for change in fair value of interest rate caps	154	716
Adjustments for noncontrolling interest in change in fair value of interest rate caps	(46)	(241)
Adjustments for unrealized loss on marketable securities	(97)	(115)
Adjustments for realized gain on marketable securities	61	—
Adjustments for gain on sale of real estate investment	(11,951)	—
Funds from operations (“FFO”) applicable to common shares	3,202	3,402
Add: amortization of deferred financing costs	608	507
Adjustments for noncontrolling interest in amortization of deferred financing costs	(197)	(156)
Add: stock award compensation	36	30
Adjustments for straight-line rent recognition	—	—
Adjusted funds from operations (“AFFO”) applicable to common shares	$3,649	$3,783

19

Item 3. Directors and Officers

Our Manager

Our Manager manages our day-to-day affairs, including the acquisition and disposition of our investments. Prior to the Conversion, our Manager had appointed a board of managers to represent and assist our Manager in discharging its responsibilities relating to the management, operation and control of our business and affairs pursuant to the terms of our second amended and restated limited liability company agreement, as amended (our “LLC Agreement”). Our Manager and its officers are not required to devote all their time to our business and are only required to devote such time to our affairs as their duties require.

Board of Directors

Although our Manager manages our day-to-day operations, we previously operated under the direction of the board of managers pursuant to the charter of the board of managers. Upon effectiveness of the Conversion, we now operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We currently have three directors, two of whom are independent directors. See Item 1. “Business – Conversion to Maryland Corporation” for more information regarding the Conversion.

In accordance with our articles of incorporation and bylaws, a majority of our independent directors generally must approve corporate actions or policies that directly relate to the following:

●	any transfer or sale of our Sponsor’s initial investment in the Company; provided, however, our Sponsor may not sell its initial investment while it remains our Sponsor, but our Sponsor may transfer the shares to an affiliate;
●	duties of our directors, including ratification of our charter, the written policies on investments and borrowing, the monitoring of administrative procedures, investment operations and our performance and the performance of our Manager;
●	the management agreement;
●	liability and indemnification of our directors, Manager and affiliates;
●	fees, compensation and expenses, including organization and offering expenses, acquisition fees and acquisition expenses, disposition fees, total operating expenses, real estate commissions on the resale of property, incentive fees and Manager compensation;
●	any change or modification of our statement of investment objectives;
●	real property appraisals;
●	our borrowing policies;
●	annual and special meetings of stockholders;
●	election of our directors; and
●	our distribution reinvestment plan.

Committees of the Board of Directors

The entire board of directors will be responsible for supervising our entire business and considering all major business decisions. However, our bylaws provide that the board of directors may establish such committees as the board of directors believes appropriate and in our best interests. The board of directors will appoint the members of the committee in the board of directors’ discretion. Committees typically report to the entire board of directors.

As of the date of this Annual Report, the members of our board of directors and their positions with the Company are as follows:

Name	Age	Position(s)
Christopher D. Wideman	36	Chief Executive Officer, President, and Director
Michael H. Simpson	62	Independent Director
Michael C. Young	53	Independent Director

Christopher D. Wideman has served on our board of directors and as our President since November 6, 2025, and as our Chief Executive Officer since December 4, 2025. Mr. Wideman is also the Chief Operating Officer of The Wideman Company since 2013, where he is responsible for the administrative, financial, and operational functions of the organization. Mr. Wideman oversees the strategic and day-to-day management of a diversified portfolio of commercial real estate assets and leads the implementation of internal systems designed to enhance scalability, accountability, and operational efficiency. Prior to joining The Wideman Company, Mr. Wideman worked as an industrial sales and leasing broker in New York City, where he specialized in the repositioning and adaptive reuse of industrial assets for retail and mixed-use purposes in Brooklyn’s emerging neighborhoods. Mr. Wideman holds dual Bachelor of Arts degrees in Economics and Anthropology from Fordham University and a Master of Business Administration from the Crummer Graduate School of Business at Rollins College.

20

Michael H. Simpson has served on our board of directors since November 6, 2025. Mr. Simpson served as Senior Vice President, Commercial Relationship Manager at Bank of Tennessee in Kingsport, Tennessee from August 2007 until his retirement in December 2024. During his tenure, Mr. Simpson managed commercial banking relationships across multiple sectors, overseeing loan portfolios, credit structuring, and client development initiatives. Prior to joining Bank of Tennessee, Mr. Simpson held senior roles in the banking and financial services industry spanning over three decades. From September 1997 to August 2007, he served as Senior Vice President, Private Wealth Management at SunTrust Bank in Kingsport, Tennessee, where he managed high-net-worth client relationships and coordinated investment, credit, and estate planning strategies. From September 1992 to September 1995, he served as Assistant Vice President, Commercial Lending at First Virginia Bank – Mountain Empire in Damascus, Virginia, where he originated and managed commercial credit facilities for regional businesses. Earlier in his career, Mr. Simpson held positions at Tri-City Bank & Trust Company, a subsidiary of First Virginia Banks, Inc., in Blountville, Tennessee, where he served as Branch Manager and Banking Officer from January 1989 to September 1992, and at First Virginia Bank in Falls Church, Virginia, as Assistant Branch Manager from March 1988 to January 1989. Mr. Simpson holds a Master of Business Administration from East Tennessee State University, a Bachelor of Business degree (Cum Laude) from Bluefield State College, and an Associate Degree in General Studies from Southwest Virginia Community College.

Michael C. Young has served on our board of directors since November 6, 2025. Mr. Young is the Chief Executive Officer of the Wegis and Young Family Office, a multi-generational enterprise based in Bakersfield, California since 1990. Mr. Young represents the fourth generation of family leadership in the agricultural and real estate sectors. Under his direction, the family office has expanded and diversified its operations to include farming, real estate, and investment management activities across multiple geographies. Mr. Young serves as Board Chair of the California Agricultural Leadership Foundation and previously served as President of the Kern County Farm Bureau. Mr. Young holds a Bachelor of Science degree in Business from the University of the Pacific and completed additional studies at the Center for Bilingual Multicultural Studies in Cuernavaca, Mexico.

Compensation of Board of Directors

We typically pay each independent member of our board of directors a retainer of 1,000 shares of common stock per year. All members of the board of directors will receive reimbursement of all reasonable out-of-pocket expenses incurred in connection with their service to the Company, including attendance at each board meeting. Members of the board are not reimbursed by us, our Sponsor, our Manager or any of their affiliates for spouses’ expenses to attend events (if any) to which spouses are invited. Each independent member of our board received a grant of 1,250 shares in consideration of their service as board members in 2025 and services to be performed in 2026. The aggregate equity compensation awarded to our then-board of managers for the year ended December 31, 2025 was 500 common shares. No cash compensation was paid to our then-board of managers in 2025 for their service as board members.

Executive Officers

As of the date of this Annual Report, Christopher D. Wideman, our Chief Executive Officer, President, and member of our board of directors, and Kevin Moclair, Chief Accounting Officer, are the executive officers of the Company.

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position(s)
Christopher D. Wideman	36	Chief Executive Officer and President
Kevin Moclair	53	Chief Accounting Officer
Eric Levy	39	Managing Director and Secretary
Tara Horne	41	Chief Compliance Officer

The biography for Christopher D. Wideman is set forth in the section titled “Board of Directors” above.

21

Kevin Moclair has served as our Manager’s Chief Accounting Officer since February 2022 and as our Chief Accounting Officer since April 2026. Mr. Moclair is responsible for all our financial accounting and reporting. From April 2009 to February 2022, Mr. Moclair served as Chief Accounting Officer for Ladder Capital, an internally managed commercial REIT specializing in underwriting commercial real estate. In that role, Mr. Moclair developed and implemented the financial reporting infrastructure from initial private equity structure through public debt and equity issuances and related SEC reporting requirements. From 1998 to March 2009, Mr. Moclair served as Controller – US Operations for Rabobank International, a global banking institution focused in the food and agricultural sector. As Controller, he managed the accounting, product control and regulatory reporting functions as well as participating in local and global implementation of reporting processes and systems to support local and global requirements, including Sarbanes-Oxley Act of 2002 implementation and reporting. From 1994 to 1998, Mr. Moclair worked as a senior auditor with Ernst & Young LLP in the Financial Services Audit and Advisory Services Group. Mr. Moclair has a Bachelor of Science in Accounting (Business Administration) degree from Manhattan College, Riverdale, New York.

Eric Levy has served as our Manager’s Managing Director since April 2024. Mr. Levy also serves as our Manager’s Secretary. Previously, he served as our Manager’s Vice President, Portfolio Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of RM Investor since October 2017. Mr. Levy is responsible for portfolio and asset management for debt and equity assets held by us and by RealtyMogul Apartment Growth REIT, Inc. From April 2013 to September 2017, Mr. Levy served as Strategic Projects Manager at World Class Capital Group, a national real estate investment firm focused on acquiring, developing and managing real estate with over $1.2 billion in assets under management. In that role, he led the asset management of over 2.3 million square feet of retail and office properties, oversaw capital improvement plans for over 4.5 million square feet of self-storage facilities, managed portfolio-wide investor reporting and investor relationships and helped to develop the operational infrastructure of the company. From August 2010 to March 2013, Mr. Levy served as Senior Paralegal – M&A, Real Estate, Credit at Willkie, Farr & Gallagher LLP. Mr. Levy has more than ten years of experience in commercial real estate. Mr. Levy has a Bachelor of Arts degree from the University of Wisconsin-Madison.

Tara Horne has served as the Chief Compliance Officer of our Manager since August 2025 and previously served in this role from June 2023 to February 2025. Ms. Horne is responsible for managing all compliance and regulatory matters for our Manager. Since May 2022, Ms. Horne also serves as a Director of Investment Adviser and Broker Dealer Compliance at DFP Partners where she provides comprehensive compliance-related services to support registered investment advisers and registered broker-dealers, including compliance program ownership and supervision and oversight of firm activities. DFP Partners is engaged with RM Advisers, LLC as a compliance partner. From December 2009 to May 2022, Ms. Horne served in various roles for National Regulatory Services, including senior compliance consultant, manager and compliance examiner of the audit solutions program in which roles she provided compliance support to various clients. During her career as a compliance professional in the financial services industry, Ms. Horne has completed thousands of mock regulatory exams and has extensive experience leading firms through the investment adviser and broker-dealer registration process as well as developing robust control and operational frameworks for a variety of financial institutions, including broker-dealers, clearing agencies, registered investment advisers, private funds and investment banking firms. Ms. Horne is a Certified Anti-Money Laundering Specialist and holds a designation as an Investment Adviser Certified Compliance Professional. Ms. Horne also holds Series 7 and Series 24 licenses. Ms. Horne has a Bachelor of Science in Business Marketing and Finance from California State University of Long Beach, California.

Family Relationships and Other Relationships

Except for Matthew Wideman, our former Chief Executive Officer, and Christopher D. Wideman, our Chief Executive Officer and President, who are brothers, there are no family relationships between any director, executive officer, person nominated or chosen by us to become a director or executive officer or any significant employee. There are no arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Compensation of Executive Officers of Our Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of RM Investor also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from RM Investor. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. We will indirectly bear some of the costs of the compensation paid to these individuals through fees we pay to our Manager. In addition, our and our Manager’s Chief Executive Officer and President received a grant of 1,250 common shares, consisting of 250 shares in consideration of services performed in 2025 and 1,000 shares in consideration of services expected to be performed as an executive officer of the Company and the Manager, and the Managing Director of our Manager received a grant of 1,000 common shares in consideration of services expected to be performed in 2026 as an executive officers of the Manager.

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Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common stock as of the date of this Annual Report for each person or group that holds more than 10% of our common stock, for each executive officer and member of the board of directors, each executive officer of our Manager, and the executive officers and members of the board of directors as a group. To our knowledge, each person that beneficially owns our common stock has sole voting and disposition power with regard to such shares. Percentages of beneficial ownership are based on 11,443,293 shares of our common stock outstanding as of March 31, 2026. As of March 31, 2026, no person or group held more than 10% of our common stock.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 333 S. Garland Ave., Suite 1300, Orlando, FL 32801.

	Number of
	Shares	Percent
	Beneficially	of All
Name of Beneficial Owner (1)	Owned	Shares
RM Sponsor, LLC (2)	352	*	%
Christopher D. Wideman	1,250	*
Eric Levy	8,082	*
Kevin Moclair	-	-
Michael H. Simpson	1,250	*
Michael C .Young	1,250	*
All executive officers and members of our board of directors as a group (5 persons)	12,184	*	%

* Represents less than 1.0% of our outstanding common stock.

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	All voting and investment decisions with respect to our common stock that are held by RM Sponsor, LLC are controlled by its manager, Christopher D. Wideman. Mr. Wideman disclaims beneficial ownership of such shares.

Item 5. Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see Note 9 – Related Party Arrangements and the disclosures regarding the disposition of the Lubbock Property and the Truist Plaza investment in Note 13 – Subsequent Events in Item 7. “Financial Statements” below.

Item 6. Other Information

None.

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Item 7. Financial Statements

RealtyMogul Income REIT, LLC

F-1

Independent Auditor’s Report

To the Board of Directors

RealtyMogul Income REIT, Inc.

Opinion

We have audited the consolidated financial statements of RealtyMogul Income REIT, LLC (the “Company”) which comprise the consolidated balance sheets as of December 31, 2025 and 2024 and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of RealtyMogul Income REIT, LLC as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

Atlanta, Georgia

April 30, 2026

F-2

RealtyMogul Income REIT, LLC

Consolidated Balance Sheets

As of December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

	As of December 31,
	2025	2024
ASSETS
Real estate investments, at cost
Land	$22,566	$32,140
Building and improvements	246,095	279,654
Tenant improvements	8,536	9,648
Total real estate investments, at cost	277,197	321,442
Less accumulated depreciation	(34,089)	(33,592)
Real estate investments, net	243,108	287,850
Real estate held for sale	6,661	10,361
Investments in real estate, equity method, net	5,797	-
Real estate debt investments, net	2,765	3,325
Marketable securities, at fair value	-	2,502
Intangible lease assets, net	1,657	4,315
Intangible lease assets related to real estate assets held for sale, net	440	-
Lease commissions, net	1,171	1,484
Real estate tax abatement, net	4,788	5,290
Cash and cash equivalents	16,289	11,205
Shareholder funds receivable	-	29
Deferred offering costs, net	241	219
Restricted cash, escrows and deposits	4,048	6,310
Prepaid expenses	361	636
Interest receivable	28	34
Rent receivable, net	1,218	1,326
Other receivables	158	155
Total Assets	$288,730	$335,041

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$4,067	$5,214
Deferred offering costs payable	23	19
Mortgages payable, net of deferred financing costs of $2,157 and $2,848, and $2,112 and $2,267 discount, respectively	182,835	215,467
Mortgage payable related to real estate assets held for sale, net of $20 and $87 deferred financing cost, respectively	5,239	9,983
Intangible lease liabilities, net	682	856
Security deposits	809	1,106
Distributions payable	309	492
Settling subscriptions payable	1,111	1,271
Asset management fee payable	86	77
Other liabilities	1,036	1,007
Member loan payable, net	226	191
Total Liabilities	196,423	235,683

Members’ Equity
Common shares; unlimited shares authorized; 11,438,243 and 11,671,758 shares issued and outstanding as of December 31, 2025 and 2024, respectively	113,938	115,701
Accumulated deficit	(47,470)	(46,202)
Total RealtyMogul Income REIT, LLC Equity	66,468	69,499
Noncontrolling interests in consolidated joint ventures	25,839	29,859
Total Members’ Equity	92,307	99,358

Total Liabilities and Members’ Equity	$288,730	$335,041

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RealtyMogul Income REIT, LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Revenues
Rental income, net	$33,193	$33,913
Other revenue	1,552	1,646
Equity in losses of equity method investees	(73)	-
Interest income	498	788
Preferred return income	440	473
Total Revenues	35,610	36,820

Operating Expenses
Asset management fees	1,359	1,515
Depreciation and amortization	12,412	14,088
Real estate operating expenses	16,350	16,401
Servicing fee	15	17
General and administrative expenses	2,769	2,791
Total Operating Expenses	32,905	34,812
Operating Income	2,705	2,008
Other (Income) and Expenses
Interest expense	10,377	11,307
Loss on extinguishment of debt	1,039	-
Change in fair value of interest rate caps	154	716
Other income	(62)	(143)
Unrealized gain on investment in marketable securities	(97)	(115)
Realized loss on investment in marketable securities	61	-
Realized gain on sale of real estate investments	(11,951)	-
Consolidated Net Income (Loss)	3,184	(9,757)
Net Loss attributable to Noncontrolling Interests	(1,021)	(2,717)
Net Income (Loss) attributable to RealtyMogul Income REIT, LLC	$4,205	$(7,040)

Net income (loss) per basic and diluted common share	$0.36	$(0.60)
Weighted average common shares outstanding	11,670,392	11,763,521

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RealtyMogul Income REIT, LLC

Consolidated Statements of Members’ Equity

For the Years Ended December 31, 2025 and 2024

(Amounts in thousands, except share data)

	Common Shares		Accumulated	Total RealtyMogul Income REIT,	Noncontrolling Interest in Consolidated	Total Members’
	Shares	Amount	Deficit	LLC Equity	Joint Ventures	Equity
Balance as of December 31, 2023	11,647,918	$115,240	$(32,462)	$82,778	$23,823	$106,601
Proceeds from issuance of common shares	649,030	6,120	-	6,120	-	6,120
Stock award	3,000	30	-	30	-	30
Repurchase of common shares	(628,190)	(5,505)	-	(5,505)	-	(5,505)
Amortization of deferred offering costs	-	(184)	-	(184)	-	(184)
Contributions from noncontrolling interests	-	-	-	-	10,382	10,382
Distributions declared on common shares	-	-	(6,700)	(6,700)	-	(6,700)
Distributions to noncontrolling interests	-	-	-	-	(1,629)	(1,629)
Net loss	-	-	(7,040)	(7,040)	(2,717)	(9,757)
Balance as of December 31, 2024	11,671,758	115,701	(46,202)	69,499	29,859	99,358
Proceeds from issuance of common shares	348,481	2,805	-	2,805	-	2,805
Stock award	4,300	36	-	36	-	36
Repurchase of common shares	(586,296)	(4,519)	-	(4,519)	-	(4,519)
Amortization of deferred offering costs	-	(85)	-	(85)	-	(85)
Contributions from noncontrolling interests	-	-	-	-	60	60
Distributions declared on common shares	-	-	(5,473)	(5,473)	-	(5,473)
Distributions to noncontrolling interests	-	-	-	-	(3,059)	(3,059)
Net income (loss)	-	-	4,205	4,205	(1,021)	3,184
Balance as of December 31, 2025	11,438,243	$113,938	$(47,470)	$66,468	$25,839	$92,307

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RealtyMogul Income REIT, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024

(Amounts in thousands)

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
OPERATING ACTIVITIES:
Consolidated net income (loss)	$3,184	$(9,757)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation	9,482	10,924
Equity in losses of equity method investees	73	-
Unrealized gain on investment in marketable securities	(97)	(115)
Realized gain on sale of real estate investments	(11,951)	-
Realized loss on investment in marketable securities	61	-
Stock award compensation	36	30
Amortization of intangible assets relating to leases	2,123	2,458
Amortization of intangible liabilities relating to leases	(129)	(224)
Amortization of deferred financing costs	608	507
Loss on debt extinguishment	1,039	-
Amortization of real estate tax abatement	502	463
Amortization of lease commissions	304	243
Amortization of marketable securities discount	-	(41)
Net change in fair value of interest rate caps	154	716
Changes in assets and liabilities:
Net change in prepaid expenses	275	(112)
Net change in interest receivable	6	-
Net change in rent receivable	108	(382)
Net change in other receivables	(3)	144
Net change in accounts payable and accrued expenses	(1,114)	(1,167)
Net change in asset management fee payable	9	(21)
Net change in security deposit	(297)	14
Net change in other liabilities	29	388
Net cash provided by operating activities	4,402	4,069
INVESTING ACTIVITIES:
Purchases of real estate	-	(5,263)
Payment of lease commissions	(358)	(795)
Investment in equity method investees, net of distribution	(5,870)	-
Improvements to real estate	(1,853)	(2,902)
Repayment of debt related investment	560	-
Proceeds from sales of real estate investments	53,180	-
Proceeds from sales of marketable securities	2,538	10,130
Net cash provided by investing activities	48,197	1,170
FINANCING ACTIVITIES:
Proceeds from the issuance of common shares	751	2,846
Repurchase of common shares	(4,678)	(5,575)
Payment of cash distributions	(3,571)	(3,550)
Payment of promote distributions	-	-
Capital contribution from noncontrolling interests	60	10,382
Distribution to noncontrolling interest	(3,059)	(1,629)
Borrowings under mortgages payable	-	24,692
Deferred offering costs paid	(103)	(390)
Payment of finance costs	(93)	(1,654)
Debt extinguishment costs	(796)	-
Repayment of debt	(38,288)	(34,505)
Proceeds from member loan, net	-	181
Net cash used in financing activities	(49,777)	(9,202)

Net increase (decrease) in cash and cash equivalents and restricted cash	2,822	(3,963)
Cash and cash equivalents and restricted cash, beginning of year	17,515	21,478
Cash and cash equivalents and restricted cash, end of year	$20,337	$17,515

Cash paid for interest	$9,887	$11,506
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITY:

Shareholder funds receivable	$29	$(4)
Change in settling subscriptions payable	$(159)	$(70)
Change in distributions declared but not paid	$(182)	$(119)
Change in deferred offering costs payable	$5	$(21)
Shares issued through distribution reinvestment program	$2,084	$3,269
Mortgage assumed through real estate acquisition	$-	$13,307

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Note 1 – Formation and Organization

RealtyMogul Income REIT, LLC was initially formed as a Delaware limited liability company on March 2, 2016 to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. The Company was formed under the name MogulREIT I, LLC and, effective October 15, 2021, changed its name to RealtyMogul Income REIT, LLC. On April 27, 2026, the Company converted to a Maryland corporation. See the section titled “Conversion to Maryland Corporation” in Note 13 – Subsequent Events below for additional information regarding the conversion. The use of the terms “RealtyMogul Income REIT,” or the “Company,” in this Annual Report refer to RealtyMogul Income REIT, Inc. (formerly known as RealtyMogul Income REIT, LLC) and its subsidiary collectively, unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). The Manager and Sponsor are each wholly owned subsidiaries of RM Investor, LLC (“RM Investor”). On November 6, 2025, Realty Mogul, Co. merged with and into RM Investor, with RM Investor surviving and replacing Realty Mogul, Co. as the sponsor of the Company. The Manager is an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”).

The Company’s investing and management activities related to commercial real estate are considered a single reportable business segment for financial reporting purposes. All investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, including risk profile, return drivers, and operating fundamentals. The Company evaluates the performance of all of its investments using consistent criteria.

The Company believes it has operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

On August 12, 2016, the Company’s initial offering of common shares, which represent limited liability company interests in the Company (the “Initial Offering”), was qualified by the SEC, and the Company commenced operations on August 15, 2016. On May 7, 2019, the Company commenced its follow-on offering of common shares (the “Follow-on Offering”) and terminated the Initial Offering. On May 13, 2022, the Company commenced its second follow-on offering of common shares (the “Second Follow-on Offering” and, together with the Initial Offering and the Follow-on Offering, the “Offerings”) and terminated the Follow-on Offering.

Commencing with the qualification of the Offering Circular on August 29, 2024, all sales of common shares in the Second Follow-on Offering were executed through RM Securities, LLC (“RM Securities”), which was, at the time, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”), and an affiliate of the Sponsor and Manager. However, on July 11, 2025, RM Securities filed a Uniform Request for Broker-Dealer Withdrawal (Form BDW) with the SEC and FINRA for full withdrawal of RM Securities’ broker-dealer registration (the “BD Withdrawal”). Accordingly, no future offers or sales of common shares in the offering will be executed through RM Securities or any other registered broker-dealer.

The Company offered up to $67,475 of common shares in the Second Follow-on Offering (comprising $62,832 in shares in its primary offering and $4,464 in shares pursuant to its distribution reinvestment plan), which represents the value of the shares available to be offered as of July 1, 2024 out of the rolling 12-month maximum offering amount of $75,000.

The Second Follow-on Offering expired on May 13, 2025, which was three years from the qualification date of the offering, though it remained subject to a grace period of 180 days. Effective July 11, 2025, the Manager temporarily paused acceptance of new subscriptions in connection with the Second Follow-on Offering (the “New Subscription Pause”).

The Company plans to resume an offering of its common stock at a later date and, in connection therewith, expects to offer shares of common stock directly to investors on a best-efforts basis exclusively through the Realty Mogul Platform.

F-7

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

The Company’s offering price per share equals the most recently announced net asset value (“NAV”) per share, which is $7.49 per share, as of December 31, 2025. As of December 31, 2025, the Company had issued an aggregate of 14,591,962 common shares in the Offerings for gross offering proceeds of approximately $148,194.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheets, statements of operations, statements of members’ equity, statements of cash flows and related notes to the consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company has adopted a calendar year-end for financial reporting.

GAAP requires any subsidiaries, investment, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its wholly-owned subsidiary, Realty Mogul 83, LLC (“RM83”), which was formed during 2017, its controlled joint ventures, RM La Privada, LLC (“La Privada”), RM The Hamptons, LLC (“The Hamptons”), and Columbus Office Portfolio, LLC (“Columbus”), all of which were acquired during 2019, RM Pohlig, LLC (“Pohlig”) and RM Lubbock MOB, LLC (“Lubbock MOB”), both of which were acquired during 2020, RM Turtle Creek, LLC (“Turtle Creek”), RM Kings Landing, LLC (“Kings Landing”), RM Roosevelt Commons, LLC (“Roosevelt Commons”), RM Minnehaha Meadows, LLC (“Minnehaha Meadows”) and RM Bentley, LLC (“Bentley Apartments”), all of which were acquired during 2021, RM Haverford Place, LLC (“Haverford Place”), RM Edison, LLC (“Edison Apartments”) and RICORE Columbia Square, LLC (“Columbia Square”), all of which were acquired during 2022, RICORE Acropolis LLC (“The Acropolis”), which was acquired during 2023, and RM 223 E Town, LLC (“223 E Town Apartments”), which was acquired during 2024.

All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Earnings Per Share

Basic earnings per share is calculated on the basis of weighted-average number of common shares outstanding during the period. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income per common share equals basic net income per common share as there were no potentially dilutive securities outstanding during the years ended December 31, 2025 and 2024.

Shareholder Funds Receivable

Shareholder funds receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2025 and 2024, there was $0 and $29, respectively, in subscriptions that had not settled. All of these funds settled subsequent to year-end. Shareholder funds receivable are carried at cost which approximates fair value.

F-8

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Share Repurchases

The Company maintained, through April 21, 2026, a share repurchase plan that allowed shareholders to request that the Company repurchase their shares, subject to certain limitations. Under the plan, share repurchases were limited to 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Repurchases are made at the then-current estimated NAV per share of $7.49.

Effective April 21, 2026, the board approved the suspension of the share repurchase plan in order to preserve liquidity and support the Company’s broader capital allocation and portfolio repositioning strategy. As a result, the Company is no longer accepting or processing repurchase requests submitted on or after that date.

During the years ended December 31, 2025 and 2024, the Company repurchased 586,296 and 628,190 shares, respectively, at an average price of $7.72 and $8.76 per share, respectively.

Settling Subscriptions Payable

Share repurchases initiated in December 2025 and December 2024 were settled in February 2026 and February 2025, respectively. As of December 31, 2025 and 2024, there was $1,111 and $1,271, respectively, in settling subscriptions payable. These liabilities were reversed subsequent to December 31, 2025 and December 31, 2024 when the share repurchases settled in February 2026 and February 2025, respectively.

Concentration of Credit Risk

At times, the Company’s cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic Concentration

As of December 31, 2025, the Company’s investments in real estate operate in Virginia, Ohio, Texas, Missouri, Washington, Kentucky, Oregon and Tennessee. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing and commercial real estate in those geographical areas.

For the year ended December 31, 2025, the Company’s annualized rental income in real estate equity investments by state is approximately 47%, 17%, 13%, 8%, 7%, 4% and 4%, for Ohio, Missouri, Virginia, Kentucky, Washington, Texas and Oregon, respectively.

Organization, Offering and Related Costs

Organization and offering costs of the Company are initially paid by the Manager on behalf of the Company. These organization and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offerings, and the marketing and distribution of shares, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees and expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to members’ equity. The deferred offering costs will be charged against the gross proceeds of the Offerings when received or written off in the event that the Second Follow-on Offering is not successfully completed. The Manager and/or affiliates will be reimbursed for organization and offering expenses incurred in conjunction with the Offerings.

F-9

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

As of December 31, 2025 and 2024, the Manager had incurred offering costs of $4,174 and $4,067, respectively, on behalf of the Company. As of December 31, 2025 and 2024, $3,932 and $3,847, respectively, of offering costs had been amortized and were included in the consolidated statements of members’ equity. Deferred offering costs are amortized in proportion to the offering proceeds received over the offering proceeds expected to be received.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. The Company makes an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. The Company reassesses its determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2025 and 2024, the Company held investments in 2 and 0 entities, respectively, which were evaluated under the VOE model and were not consolidated because the Company does not have substantive kick-out rights or a controlling financial interest. These investments are carried on the consolidated financial statements using the equity method.

As of December 31, 2025 and 2024, the Company held investments in 13 and 15 entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

F-10

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments, reduced by an allowance for credit losses. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an allowance for credit loss is required. The Company recognizes an allowance for credit losses for financial assets carried at amortized cost and other qualifying receivables to present the net amount expected to be collected as of the consolidated balance sheet date using the probability of default/loss given default method using historical losses adjusted for current conditions and reasonable and supportable forecasts. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and based on the Company’s expectations as of the consolidated balance sheet date. Assets are written off when the Company determines that such financial assets are deemed uncollectible or based on regulatory requirements, whichever is earlier. Write-offs are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the consolidated balance sheet date. The Company elected to use the practical expedient for collateral dependent receivables as estimates for the recovery of debt investments is based on collateral value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

Income Taxes

The Company has elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2025 and 2024.

For the years ended December 31, 2025 and 2024, $5,473 and $6,700, respectively, in distributions have been declared to stockholders. The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the stockholders’ basis in the shares of common stock. To the extent that distributions exceed both current and accumulated earnings and profits and the stockholders’ basis in the common shares, they will generally be treated as a gain or loss upon the sale or exchange of our stockholders’ shares of common stock.

Tax periods from 2022 to 2025 remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount, or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment include terms that are similar to interest on a debt instrument. As of December 31, 2025 and 2024, no amortization of premium, discount, or origination costs or fees have been recognized.

During the years ended December 31, 2025 and 2024, variable income from non-lease components included in Rental income, net totaled $4,527 and $4,228, respectively. Variable lease payments primarily consist of tenant reimbursements for real estate taxes, insurance, and common area maintenance expenses for the Company’s office properties.

F-11

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Rental income is recognized as rentals become due on a straight-line basis over the term of the lease when there are rent abatements or scheduled changes to contractual base rent. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases. For certain properties, in addition to contractual base rent, the tenants pay their share of taxes, insurance, common area maintenance, and utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

The Company combines certain lease and non-lease components of its operating leases. Non-lease components are recognized together with rental income on the consolidated statement of operations.

Purchase Accounting for Acquisitions of Real Estate

The Company adopted the provisions of Accounting Standards Update (“ASU”) 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assesses the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets including land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimates the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain whether there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current consolidated financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors. As of December 31, 2025 and 2024, the Company determined that there was no impairment of long-lived assets.

Costs incurred to negotiate or obtain a lease that otherwise would have not been incurred is recognized as deferred leasing costs on the consolidated balance sheet. The costs are amortized over the lives of the related lease on a straight-line basis.

Acquired Lease Intangibles

In accordance with GAAP, the Company allocated a portion of the investment in real estate’s purchase price to intangible assets associated with operating leases. These intangibles include:

In-place lease intangibles: Represent the value of existing lease arrangements that provide economic benefit through reduced vacancy periods and avoidance of leasing commissions. Amortization expense is included in depreciation and amortization expense.

F-12

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Above-market lease intangibles: Represent unfavorable lease terms relative to market rates on the acquisition date. Amortization expense is included in depreciation and amortization expense.

Below-market lease intangibles: Represent favorable lease terms relative to market rates on the acquisition date. Amortization expense is included in lease revenue. Acquired lease intangibles are amortized over the remaining lease term.

Investments in Equity Method Investees

If it is determined that we do not have a controlling interest in a joint venture through our financial interest in a VIE or through our voting interest in a VOE and we have the ability to provide significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliate as they occur, with losses limited to the extent of our investment in, advances to, and commitments to the investee. For the years ended December 31, 2025 and 2024, we recorded a loss of $73 and $0, respectively, related to investments in equity method investees.

The Company evaluates its investments in equity method investees for impairment annually or whenever events or changes in circumstances indicate that there may be an other-than temporary decline in value. To do so, the Company calculates the estimated fair value of the investment using various valuation techniques, including, but not limited to, discounted cash flow models, the Company’s intent and ability to retain its investment in the entity, the financial condition and long-term prospects of the entity, and the expected term of the investment. If the Company determined any decline in value is other-than-temporary, the Company recognizes an impairment charge to reduce the carrying value of its investment to fair value. As of both December 31, 2025 and 2024, the Company determined that there was no impairment of its investments in equity method investees.

Real Estate Held for Sale

The Company classifies real estate investments as being held for sale when it meets all of the following criteria: (i) management commits to a plan to sell the asset, (ii) the asset is available for immediate sale, (iii) an active program to locate a buyer has been initiated, (iv) the sale is highly probable to occur within one year, and (v) it is unlikely that significant changes to the plan will be made. When a real estate investment is classified as held for sale, depreciation of the asset is discontinued and the asset is carried at the lower of its carrying amount or the fair value less costs to sell. As of December 31, 2025, the Company determined that The Lubbock MOB should be classified as held for sale at its carrying value in the amount of $6,661. The related mortgage net of debt insurance costs of $5,239 is also classified as held for sale as of December 31, 2025. During the year ended December 31, 2025, The Lubbock MOB had a net operating income of $347. As of December 31, 2024, the Company determined that La Privada Apartments should be classified as held for sale at its carrying value in the amount of $10,361. The related mortgage net of debt insurance costs of $9,983 is also classified as held for sale as of December 31, 2024. During the year ended December 31, 2024, La Privada Apartments had a net operating income of $213.

Restricted Cash and Escrows

The following are the amounts reported on the consolidated balance sheets that are included in Cash and Cash Equivalents and Restricted Cash on the consolidated statements of cash flows:

	December 31, 2025	December 31, 2024	December 31, 2023

Cash and cash equivalents	$16,289	$11,205	$14,665
Restricted cash, escrows and deposits	4,048	6,310	6,813
Total cash and cash equivalents and restricted cash	$20,337	$17,515	$21,478

F-13

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Allowance for Credit Losses

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2025 and 2024, there was $576 and $269, respectively, in the allowance for doubtful accounts. The Company records bad debt expense in real estate operating expenses in the consolidated statements of operations.

Advertising Costs

The Company’s policy is to expense advertising costs when incurred. Such costs incurred during the years ended December 31, 2025 and 2024, were $504 and $501, respectively.

Depreciation and Amortization

Depreciation of assets is computed on the straight-line method over the estimated useful life of the asset. Depreciation of buildings is computed on the straight-line method over an estimated useful life of 30 to 49 years. Site improvements, building improvements and tenant improvements are depreciated on the straight-line method over an estimated useful life of 1.1 to 19 years and depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 to 9 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Amortization of intangible lease assets is computed over the remaining life of the leases using the straight-line method. Amortization of the real estate tax abatement is computed over 10- to 15-year abatement period using the straight-line method.

Deferred Financing Costs and Mortgage Discount

Mortgage costs are deferred and amortized using the straight-line method, which management does not believe is materially different than the effective interest rate method, over the terms of the respective debt obligations. The Company recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

On a recurring basis, the Company measures its investment in marketable securities at fair value consisting of its investment in exchange traded funds. The exchange traded funds are freely tradeable in active markets and fair value is based on the quoted market price for identical securities, which represents a Level 1 input and Level 1 measurement. The marketable securities are treated as trading securities with unrealized gains and losses from the change in fair value reported in the consolidated statements of operations.

F-14

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

The Company periodically will enter into interest rate cap agreements that are measured at fair value on a recurring basis in order to limit interest rate risk on variable rate mortgages and the Company does not use such agreements for trading purposes. The Company has no such agreements outstanding as of December 31, 2025 and December 31, 2024. In determining the fair value of the interest rate cap, management uses the present value of expected cash flows based on market observable interest rate yield curves commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company.

The Company is required to disclose an estimate of fair value of financial instruments for which it is practicable to estimate the fair value. For certain financial instruments, fair values are not readily available since there are no active trading markets characterized by current exchanges by willing parties. The Company believes that the carrying amount reasonably approximates the fair value of the Company’s financial instruments.

New Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, effective for non-public entities for fiscal years beginning after December 15, 2025. The Company is evaluating the impact of adoption.

Note 3 – Real Estate Debt Investments

We have invested in 23 debt and debt-like investments with 22 of those investments paid off in full since inception through December 31, 2025. As of December 31, 2025 and 2024, all debt investments were classified as performing and no allowance for credit losses was recorded. The Company determined that the expected credit loss was zero. The Company has experienced no historical credit losses on its financial assets or instruments with similar risk characteristics.

The following table presents the Company’s investments in real estate debt related assets as of December 31, 2025 and 2024:

As of December 31, 2025:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Preferred Equity	1	$3,325	$2,765	14.00%	100.00%
Balance as of December 31, 2025	1	$3,325	$2,765	14.00%	100.00%

As of December 31, 2024:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Preferred Equity	1	$3,325	$3,325	14.00%	100.00%
Balance as of December 31, 2024	1	$3,325	$3,325	14.00%	100.00%

The following tables present certain information about the Company’s investments in real estate-related assets, as of December 31, 2025 and 2024, by contractual maturity grouping:

F-15

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

As of December 31, 2025:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Preferred Equity	1	$-	$2,765	$-	$-
Balance as of December 31, 2025	1	$-	$2,765	$-	$-

As of December 31, 2024:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Preferred Equity	1	$-	$3,325	$-	$-
Balance as of December 31, 2024	1	$-	$3,325	$-	$-

The following table describes our debt related investment activities for the years ended December 31, 2025 and 2024:

Investments in Debt:	Amount
Balance as of December 31, 2023	$3,325
Principal repayments	-
Balance as of December 31, 2024	3,325
Principal repayments	(560)
Balance as of December 31, 2025	$2,765

Credit Quality Monitoring

The Company’s debt investments and preferred equity investments that earn interest based on debt-like terms are typically secured by senior liens on real estate properties, mortgage payments, mortgage loans, or interests in entities that have interests in real estate similar to the interests described above. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service or guaranteed preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considered investments for which it expects to receive full payment of contractual principal and interest payments as “performing” which represents the Company’s primary credit quality indicator. As of December 31, 2025 and 2024, all investments are considered to be performing and no allowance for credit loss has been recorded. In the event that an investment is deemed other than performing, the Company will evaluate the instrument for expected credit losses. As of December 31, 2025 and 2024, no investment required the recognition of an allowance for credit losses.

F-16

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Note 4 – Consolidated Investments in Real Estate

The following table presents the Company’s consolidated investments in real estate as of December 31, 2025:

Description of Property	Land	Building and Improvements	Tenant Improvements	Accumulated Depreciation	Total
223 E Town Apartments	$1,844	$13,922	$93	$(712)	$15,147
Columbus, OH
The Acropolis	1,887	20,546	2,102	(3,373)	21,162
Beavercreek, OH
Columbia Square	1,331	10,604	628	(1,430)	11,133
Cincinnati, OH
Edison Apartments	1,622	18,108	-	(1,807)	17,923
Gresham, OR
Haverford Place	2,749	30,395	-	(4,125)	29,019
Georgetown, KY
Bentley Apartments	1,565	25,692	-	(2,725)	24,532
Grove City, OH
Roosevelt Commons	889	11,901	-	(1,136)	11,654
Vancouver, WA
Minnehaha Meadows	1,290	15,426	-	(1,527)	15,189
Vancouver, WA
Kings Landing	3,901	38,242	65	(5,070)	37,138
Creve Coeur, MO
Turtle Creek	3,069	22,201	-	(2,745)	22,525
Fenton, MO
Pohlig	1,660	16,025	984	(3,369)	15,300
Richmond, VA
Columbus	759	23,033	4,664	(6,070)	22,386
Columbus, OH
Total	$22,566	$246,095	$8,536	$(34,089)	$243,108

The following table presents the Company’s consolidated investments in real estate as of December 31, 2024:

Description of Property	Land	Building and Improvements	Tenant Improvements	Accumulated Depreciation	Total
223 E Town Apartments	$1,844	$13,923	$93	$(324)	$15,536
Columbus, OH
The Acropolis	1,887	20,220	2,102	(2,021)	22,188
Beavercreek, OH
Columbia Square	1,331	10,470	585	(975)	11,411
Cincinnati, OH
Edison Apartments	1,622	18,108	-	(1,325)	18,405
Gresham, OR
Haverford Place	2,749	30,381	-	(3,035)	30,095
Georgetown, KY
Bentley Apartments	1,565	25,645	-	(2,072)	25,138
Grove City, OH
Roosevelt Commons	889	11,901	-	(869)	11,921
Vancouver, WA
Minnehaha Meadows	1,290	15,426	-	(1,167)	15,549
Vancouver, WA
Kings Landing	3,901	38,022	65	(3,891)	38,097
Creve Coeur, MO
Turtle Creek	3,069	22,201	-	(2,183)	23,087
Fenton, MO
Lubbock MOB	1,359	6,173	264	(928)	6,868
Lubbock, TX
Pohlig	1,660	15,824	951	(2,761)	15,674
Richmond, VA
Columbus	4,748	31,166	5,588	(7,150)	34,352
Columbus, OH
The Hamptons	4,226	20,194	-	(4,891)	19,529
Virginia Beach, VA
Total	$32,140	$279,654	$9,648	$(33,592)	$287,850

F-17

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

For the year ended December 31, 2025, depreciation expense was $9,482, which includes The Lubbock MOB classified as held for sale as of December 31, 2025. Depreciation expense for the year ended December 31, 2024, amounted to $10,924, which includes the La Privada Apartments classified as held for sale as of December 31, 2024.

The following table presents the Company’s intangible lease assets and liabilities as of December 31, 2025:

Description of Property	Intangible Lease Asset	Amortized Intangible Lease Asset	Lease Commissions	Amortized Lease Commissions	Intangible Lease Liability	Amortized Intangible Lease Liability	Real Estate Tax Abatement	Amortized Real Estate Tax Abatement	Total
223 E Town Apartments	$333	$(247)	$-	$-	$-	$-	$2,378	$(436)	$2,028
Columbus, OH
The Acropolis	4,083	(2,814)	745	(140)	(110)	110	-	-	1,874
Beavercreek, OH
Columbia Square	1,466	(1,396)	157	(57)	(33)	22	-	-	159
Cincinnati, OH
Edison Apartments	294	(294)	-	-	-	-	-	-	-
Gresham, OR
Haverford Place	344	(344)	-	-	-	-	-	-	-
Georgetown, KY
Bentley Apartments	246	(246)	-	-	-	-	3,971	(1,125)	2,846
Grove City, OH
Roosevelt Commons	81	(81)	-	-	-	-	-	-	-
Vancouver, WA
Minnehaha Meadows	146	(146)	-	-	-	-	-	-	-
Vancouver, WA
Kings Landing	354	(354)	190	(171)	-	-	-	-	19
Creve Coeur, MO
Turtle Creek	305	(305)	-	-	-	-	-	-	-
Fenton, MO
Pohlig	242	(242)	-	-	-	-	-	-	-
Richmond, VA
Columbus	2,486	(2,254)	904	(457)	(1,236)	565	-	-	8
Columbus, OH
Total	$10,380	$(8,723)	$1,996	$(825)	$(1,379)	$697	$6,349	$(1,561)	$6,934

The following table presents the Company’s intangible lease assets and liabilities as of December 31, 2024:

F-18

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Description of Property	Intangible Lease Asset	Amortized Intangible Lease Asset	Lease Commissions	Amortized Lease Commissions	Intangible Lease Liability	Amortized Intangible Lease Liability	Real Estate Tax Abatement	Amortized Real Estate Tax Abatement	Total
223 E Town Apartments	$333	$(219)	$-	$-	$-	$-	$2,377	$(198)	$2,293
Columbus, OH
The Acropolis	4,083	(1,725)	742	(50)	(110)	110	-	-	3,050
Beavercreek, OH
Columbia Square	1,466	(977)	126	(32)	(33)	15	-	-	565
Cincinnati, OH
Edison Apartments	294	(294)	-	-	-	-	-	-	-
Gresham, OR
Haverford Place	344	(344)	-	-	-	-	-	-	-
Georgetown, KY
Bentley Apartments	246	(246)	-	-	-	-	3,971	(860)	3,111
Grove City, OH
Roosevelt Commons	81	(81)	-	-	-	-	-	-	-
Vancouver, WA
Minnehaha Meadows	146	(146)	-	-	-	-	-	-	-
Vancouver, WA
Kings Landing	354	(354)	190	(133)	-	-	-	-	57
Creve Coeur, MO
Turtle Creek	305	(305)	-	-	-	-	-	-	-
Fenton, MO
Lubbock MOB	864	(347)	-	-	-	-	-	-	517
Lubbock, TX
Pohlig	242	(242)	-	-	-	-	-	-	-
Richmond, VA
Columbus	4,215	(3,378)	1,026	(385)	(1,630)	792	-	-	640
Columbus, OH
The Hamptons	344	(344)	-	-	-	-	-	-	-
Virginia Beach, VA
Total	$13,317	$(9,002)	$2,084	$(600)	$(1,773)	$917	$6,348	$(1,058)	$10,233

As of both December 31, 2025 and 2024, the amortization period for the intangible lease assets ranges from 3 months to 13.5 years. At December 31, 2025 and 2024, accumulated amortization of intangible lease assets was $9,148 and $9,284, respectively. The unamortized balance of intangible lease assets, at December 31, 2025 and 2024 was $2,097 and $4,315, respectively. At December 31, 2025 and 2024, accumulated amortization of lease commissions was $825 and $600, respectively. The unamortized balance of lease commissions, at December 31, 2025 and 2024, was $1,171 and $1,484, respectively. At December 31, 2025 and 2024, accumulated amortization of real estate tax abatement was $1,561 and $1,058, respectively. The unamortized balance of real estate tax abatement, at December 31, 2025 and 2024, was $4,788 and $5,290, respectively. For the years ended December 31, 2025 and 2024, the Company recognized amortization expense of $2,929 and $3,165, respectively.

At December 31, 2025 and 2024, accumulated amortization of below-market lease liabilities was $697 and $917, respectively. The unamortized balance of below-market lease liabilities, at December 31, 2025 and 2024 was $682 and $856, respectively. For the years ended December 31, 2025 and 2024, the Company recorded amortization expense in real estate income of $129 and $224, respectively, in the consolidated statements of operations. As of December 31, 2025, the Company determined that The Lubbock MOB should be classified as held for sale. Therefore, The Lubbock MOB is not included in the December 31, 2025 table above.

On March 20, 2025, the Company sold the La Privada Apartments which was reported as real estate held for sale as of December 31, 2024 at its carrying value in the amount of $10,361. Therefore, the La Privada Apartments is not included in the December 31, 2024 table above. For the year ended December 31, 2025, the Company recognized proceeds of $17,681 and a gain of $7,320 on the sale of investment in real estate, reported in the consolidated statements of operations.

F-19

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

On November 18, 2025, the Company sold The Hamptons Apartments at its carrying values in the amount of $19,076. Therefore, The Hamptons Apartments is not included in the December 31, 2025 table above. For the year ended December 31, 2025, the Company recognized proceeds of $23,798 and a gain of $4,722 on the sale of investment in real estate, reported in the consolidated statements of operations.

On December 15, 2025, the Company sold Columbus (855 Grandview) at its carrying values in the amount of $11,792. Therefore, Columbus (855 Grandview) is not included in the December 31, 2025 table above. For the year ended December 31, 2025, the Company recognized proceeds of $11,701 and a loss of $91 on the sale of investment in real estate, reported in the consolidated statements of operations.

Minimum Future Rents and Amortization of Lease Intangible Assets

The multi-family rental properties owned at December 31, 2025 are principally leased under 12-month operating leases with tenant renewal rights. The Company is conditionally committed to reimburse tenant improvements for certain design and construction as outlined in the executed lease agreement. The Company’s office properties are leased under non-cancelable operating leases with remaining terms ranging from approximately 1 to 15 years. Certain office leases contain options to renew for additional periods at the then-prevailing market rate. Certain leases contain provisions requiring tenants to reimburse the Company for a portion of real estate taxes, insurance, and common area maintenance cost.

For office properties, the following table details the future minimum rents and amortization of intangible lease assets and liabilities over the next five years and thereafter:

Year Ending December 31,	Future minimum lease payments	Amortization of intangible lease assets	Amortization of lease commissions	Amortization of intangible lease liabilities	Amortization of real estate tax abatement
2026	$7,943	$1,414	$258	$98	$502
2027	6,817	209	231	95	502
2028	6,412	209	135	92	502
2029	5,590	133	98	92	502
2030	5,285	77	78	92	502
Thereafter	21,110	55	371	213	2,278
Total	$53,157	$2,097	$1,171	$682	$4,788

Note 5 – Investments in Equity Method Investees

The table below presents the activities of the Company’s investments in equity method investees as of December 31, 2025:

Investments in Equity Method Investees:	As of December 31, 2025
Beginning balance	$-
Contributions in equity method investees	6,000
Distributions received	(130)
Equity in losses of equity method investees	(73)
Proceeds from equity method investment	-
Gain on sale of equity method investment	-
Ending balance	$5,797

As of December 31, 2025, the Company’s investments in entities that are accounted for under the equity method of accounting consist of the following:

1)

Acquired in 2025, a 26% non-controlling joint venture limited partnership interest in KXG KY Property LLC (the “FedEx KY Equity Investment”), for the acquisition of a distribution warehouse in Louisville, Kentucky (“FedEx KY”).

2)	Acquired in 2025, a 19% non-controlling joint venture limited partnership interest in KXG TN Property LLC (the “FedEx TN Equity Investment”), for the acquisition of a distribution warehouse in Chattanooga, Tennessee (“FedEx TN”).

F-20

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

The results of operations and financial position of the Company’s equity method investments are summarized below for December 31, 2025:

	FedEx KY	FedEx TN
	For the Year Ended	For the Year Ended
Condensed balance sheet information	December 31, 2025	December 31, 2025
Real estate assets, net	$32,418	$26,617
Other assets	5,355	4,928
Total assets	$37,773	$31,545

Mortgage notes payable	$23,676	$19,509
Other liabilities	282	558
Equity	13,815	11,478
Total liabilities and equity	$37,773	$31,545
Company’s equity investments	$3,583	$2,214

	FedEx KY	FedEx TN
Condensed income statement	For the Year Ended	For the Year Ended
information	December 31, 2025	December 31, 2025
Total revenue	$740	$596
Total expenses	950	693
Net loss	$(210)	$(97)
Company’s equity in net loss of investees	$(54)	$(19)

As of December 31, 2025, the Company held investments in two unconsolidated entities evaluated under the VOE model. The Company’s maximum exposure to loss related to these unconsolidated entities is limited to its aggregate investment of $5,797. The Company does not have any implicit or explicit arrangements that could require the Company to provide additional financial support to these entities.

Note 6 – Marketable Securities

During 2025, the Company sold one investment in exchange traded funds, which was reported at fair value of $2,502 at December 31, 2024. For the year ended December 31, 2025, the Company recognized $61 of realized loss on sale of marketable securities, reported in the consolidation statements of operations.

As of December 31, 2024, the Company held one investment in an exchange traded fund for a total cost of $2,599. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in exchange traded fund	$2,502	$2,502	$-	$-
Investment in marketable securities	$2,502	$2,502	$-	$-

F-21

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

The unrealized gain on investment in marketable securities included in the consolidated statements of operations attributable to Level 1 measurements was $97 and $115 for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2024, two U.S. T-bills purchased during 2023 matured for gross total proceeds of $10,130, of which $41 is recognized as interest income, reported in the consolidated statements of operations.

Note 7 – Borrowings

Mortgages Payable

The following table details the mortgages payable, net, balances per the consolidated balance sheets:

December 31, 2025
Mortgages payable, gross(1)	$192,363
Unamortized deferred financing costs	(2,177)
Unamortized discount	(2,112)
Mortgages payable, net	$188,074

(1)	Included in the mortgages payables tables above is the Lubbock MOB mortgage loan held for sale as of December 31, 2025. As of December 31, 2025, the mortgages payable held for sale is $5,259, unamortized deferred financing costs on mortgages payable held for sale of $20, reported as mortgages payable, net held for sale of $5,239.

December 31, 2024
Mortgages payable, gross(1)	$230,652
Unamortized deferred financing costs	(2,935)
Unamortized discount	(2,267)
Mortgages payable, net	$225,450

(1)	Included in the mortgages payables tables above is the RM La Privada LLC mortgage loan held for sale as of December 31, 2024. As of December 31, 2024, the mortgages payable held for sale is $10,070, unamortized deferred financing costs on mortgages payable held for sale of $87, reported as mortgages payable, net held for sale of $9,983.

Scheduled principal repayments during the next five years and thereafter are as follows:

Year Ending December 31,	December 31, 2025
2026	27,932
2027	12,844
2028	10,925
2029	45,422
2030	2,242
Thereafter	92,998
Total	$192,363

The Company presents unamortized deferred financing costs as a direct deduction from the carrying amount of the related debt liability.

F-22

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

The details of the mortgages payable as of December 31, 2025 are as follows:

Description of Property	Originated Principal	Loan Origination Date	Maturity Date	Interest type		Interest Rate	Amortization Start Date	Principal Balance as of December 31, 2025
223 E Town Apartments	$14,089	2/5/2019	3/1/2029	Fixed		4.93%	3/31/2024	$13,734
Columbus, OH
The Acropolis	19,370	(1)	9/1/2045	Fixed		4.63%	(1)	18,132
Beavercreek, OH
Columbia Square	8,870	8/23/2022	9/1/2029	Fixed		4.95%	10/1/2024	8,919
Cincinnati, OH
Edison Apartments	11,545	3/30/2022	4/1/2032	Fixed		3.58%	4/1/2032	11,545
Gresham, OR
Haverford Place	20,914	2/2/2022	3/1/2032	Fixed		3.24%	4/1/2027	20,914
Georgetown, KY
Bentley Apartments	21,140	10/13/2021	11/1/2031	Fixed		3.43%	12/1/2025	21,106
Grove City, OH
Roosevelt Commons	8,076	9/20/2021	9/30/2028	Fixed		2.68%	9/30/2028	8,076
Vancouver, WA
Minnehaha Meadows	12,065	9/20/2021	10/1/2031	Fixed		2.95%	11/1/2026	12,065
Vancouver, WA
Kings Landing(2)	22,636	8/9/2024	9/1/2029	Fixed	(3)	5.28%	9/1/2026	22,636
Creve Coeur, MO
Turtle Creek	18,900	1/27/2021	2/1/2031	Fixed		3.33%	3/1/2026	18,900
Fenton, MO
Pohlig	10,829	11/19/2020	12/1/2027	Fixed		3.37%	1/1/2024	10,417
Richmond, VA
Lubbock MOB	5,845	6/26/2020	6/15/2027	Fixed		4.15%	7/1/2020	5,259
Lubbock, TX
Columbus(4)	33,636	11/1/2019	12/15/2025	SOFR+ 250 BPS	(4)	6.37%	-	20,660
Columbus, OH
Total	$207,915	-	-	-		-	-	$192,363

(1)	The Acropolis mortgage payable comprises two notes. The first note, dated August 17, 2020, in the amount of $12,560, was assumed by The Acropolis upon acquisition (the “Original Note”), and the second note, dated June 9, 2023, in the amount of $6,810, was an additional advance to the Original Note (the “Advance Note” and with the Original Note, the “Notes”). The Original Note has a fixed interest rate of 3.750% and is fully amortizing. The Advance Note has a fixed interest rate of 6.375% and is fully amortizing. The Notes are coterminous and are subject to interest rate adjustments on September 1, 2030. The interest rate in the table reflects the blended interest rate of the Notes.

(2)	Subsequent to June 30, 2024, this property was recapitalized with a new senior loan, preferred equity investment and a member loan. The recapitalization paid off the existing lender and funded related closing costs as well as established reserves to fund working capital and capital improvements for the property. The property-owning entity entered into a senior loan from an unaffiliated lender in the amount of $22,636 (the “Kings Landing Loan”), which has a fixed interest rate of 5.28% and a term of 60 months with the first 24 months as interest only. A separate unaffiliated third-party lender also provided preferred equity in the amount of $7,727 (the “Preferred Equity”), which has a term of 60 months with a fixed interest rate of 14% per annum, with a current pay portion of 6% in years one and two and 7% thereafter. In connection with the recapitalization, we made a $3,200 unsecured loan (the “Additional Loan”) to the property-owning entity, which has a term of 120 months with a fixed interest rate of 17% per annum, with no current pay requirement. The Additional Loan was subsequently increased to $3,318 on September 16, 2024. Any unpaid interest accrues until maturity.

(3)	Interest on this mortgage payable transitioned away from LIBOR effective June 6, 2023 to 1 Month USD-SOFR CME Term until maturity. Following the recapitalization of this property subsequent to June 30, 2024, as noted in footnote (2) above, each of the Kings Landing Loan, Preferred Equity and Additional Loan has a fixed interest rate.

(4)

On April 30, 2025, the loan was extended to August 15, 2025 and subsequently entered into a maturity default. Effective August 15, 2025, the loan was further extended to December 15, 2025. The loan was partially paid down with the proceeds from the sale of one of the buildings. The entity’s manager continues to work with the lender with the remaining debt outstanding. There can be no assurance that the Company will be able to negotiate favorable terms, and the lender may exercise remedies available under the loan agreement, including acceleration and foreclosure.

During the year ended December 31, 2025, the Company recognized a loss on extinguishment of debt of $1,039 in connection with the early repayment of mortgages associated with the sales of La Privada Apartments and The Hamptons Apartments. The loss consists of prepayment penalties of $796 and the write-off of $243 of unamortized deferred financing costs and debt discount.

F-23

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

The details of the mortgages payable as of December 31, 2024 are as follows:

Description of Property	Originated Principal	Loan Originated date	Maturity Date	Interest type		Interest Rate	Amortization Start Date	Principal Balance as of December 31, 2024
223 E Town Apartments	$14,089	2/5/2019	3/1/2029	Fixed		4.93%	3/31/2024	$13,942
Columbus, OH
The Acropolis	19,370	(1)	9/1/2045	Fixed		4.63%	(1)	18,648
Beavercreek, OH
Columbia Square	8,870	8/23/2022	9/1/2029	Fixed		4.95%	10/1/2024	9,105
Cincinnati, OH
Edison Apartments	11,545	3/30/2022	4/1/2032	Fixed		3.58%	4/1/2032	11,545
Gresham, OR
Haverford Place	20,914	2/2/2022	3/1/2032	Fixed		3.24%	4/1/2027	20,914
Georgetown, KY
Bentley Apartments	21,140	10/13/2021	11/1/2031	Fixed		3.43%	12/1/2025	21,140
Grove City, OH
Roosevelt Commons	8,076	9/20/2021	9/30/2028	Fixed		2.68%	9/30/2028	8,076
Vancouver, WA
Minnehaha Meadows	12,065	9/20/2021	10/1/2031	Fixed		2.95%	11/1/2026	12,065
Vancouver, WA
Kings Landing(2)	22,636	8/9/2024	9/1/2029	Fixed	(3)	5.28%	9/1/2026	22,636
Creve Coeur, MO
Turtle Creek	18,900	1/27/2021	2/1/2031	Fixed		3.33%	3/1/2026	18,900
Fenton, MO
Pohlig	10,829	11/19/2020	12/1/2027	Fixed		3.37%	1/1/2024	10,624
Richmond, VA
Lubbock MOB	5,845	6/26/2020	6/15/2027	Fixed		4.15%	7/1/2020	5,357
Lubbock, TX
Columbus(4)	33,636	11/1/2019	12/15/2025	SOFR+ 250 BPS	(4)	7.14%	-	31,780
Columbus, OH
The Hamptons	15,850	10/1/2019	11/6/2029	Fixed		4.03%	-	15,850
Virginia Beach, VA
La Privada Apartments	10,070	5/31/2019	6/6/2029	Fixed		4.89%	-	10,070
El Paso, TX
Total	$233,835	-	-	-		-	-	$230,652

(1)	The Acropolis mortgage payable comprises two notes. The first note, dated August 17, 2020, in the amount of $12,560, was assumed by The Acropolis upon acquisition (the “Original Note”), and the second note, dated June 9, 2023, in the amount of $6,810, was an additional advance to the Original Note (the “Advance Note” and with the Original Note, the “Notes”). The Original Note has a fixed interest rate of 3.750% and is fully amortizing. The Advance Note has a fixed interest rate of 6.375% and is fully amortizing. The Notes are coterminous and are subject to interest rate adjustments on September 1, 2030. The interest rate in the table reflects the blended interest rate of the Notes.

F-24

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

(2)	Subsequent to June 30, 2024, this property was recapitalized with a new senior loan, preferred equity investment and a member loan. The recapitalization paid off the existing lender and funded related closing costs as well as established reserves to fund working capital and capital improvements for the property. The property-owning entity entered into a senior loan from an unaffiliated lender in the amount of $22,636 (the “Kings Landing Loan”), which has a fixed interest rate of 5.28% and a term of 60 months with the first 24 months as interest only. A separate unaffiliated third-party lender also provided preferred equity in the amount of $7,727 (the “Preferred Equity”), which has a term of 60 months with a fixed interest rate of 14% per annum, with a current pay portion of 6% in years one and two and 7% thereafter. In connection with the recapitalization, we made a $3,200 unsecured loan (the “Additional Loan”) to the property-owning entity, which has a term of 120 months with a fixed interest rate of 17% per annum, with no current pay requirement. The Additional Loan was subsequently increased to $3,318 on September 16, 2024. Any unpaid interest accrues until maturity.

(3)	Interest on this mortgage payable transitioned away from LIBOR effective June 6, 2023 to 1 Month USD-SOFR CME Term until maturity. Following the recapitalization of this property subsequent to June 30, 2024, as noted in footnote (2) above, each of the Kings Landing Loan, Preferred Equity and Additional Loan has a fixed interest rate.

(4)	Interest on this mortgage payable transitioned away from LIBOR to SOFR effective November 1, 2023 in connection with the 1-year extension which extended the maturity date to November 1, 2024.The loan was extended to February 15, 2025. The loan matured on February 15, 2025, and the Company is assessing multiple options, including but not limited to extending and/or refinancing the existing mortgage and/or selling one or both of the assets in the portfolio.

Note 8 – Business Combinations and Asset Acquisitions

On March 5, 2024, the Company acquired a 66.0% equity interest in 223 E Town Apartments, a special purpose entity (“SPE”) formed to acquire, renovate, own and operate 223 E Town Apartments, an apartment community located in Columbus, Ohio.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. 223 E Town Apartments is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for 223 E Town Apartments and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

March 5, 2024
Consideration
Cash (including transaction costs of $581 and debt proceeds of $14,089)	$18,647
Fair value of total consideration transferred	$18,647

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,844
Buildings, site improvements and tenant improvements	14,015
Intangible lease asset and Real Estate tax abatement	2,711
Escrow, deposits and other assets	77
Total identifiable net assets	$18,647

F-25

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Note 9 – Related Party Arrangements

From time to time, unaffiliated and affiliated third parties will pay the Manager or an affiliate of the Manager, including Wideman or its affiliates, one or more of the fees set forth below in connection with the investment and management of our equity investments. A portion of some of these fees are paid to personnel affiliated with our Manager or its affiliates, including officers of the Manager.

Additionally, affiliates of the Manager and other personnel affiliated with the Manager, may co-invest directly in an investment opportunity. These affiliates may be entitled to certain rights, fees and other incentives in connection with such co-investments. As a result of the above, the judgment of such affiliates may be influenced by their interests in such equity investments and co-investments, which interests may diverge from, and cause these affiliates to take actions contrary to, the Company’s best interests.

The following fees are not paid directly by the Company, and the Company will not be entitled to these fees. There are instances in which the Company is the sole member and has control of a third-party entity in which it invests and which will pay the following fees. In addition, the following fees reduce the amount of funds that are invested in the underlying real estate and/or the amount of funds available to pay distributions to the Company, thereby reducing the Company’s returns in that particular investment.

The actual amounts of the following fees are dependent on, among other things, total invested equity, real estate transaction sizes, financing amounts, property income and performance, and distributable cash. The Company cannot determine these specific amounts at the present time.

●	Buyer’s Real Estate Brokerage Fee / Real Estate Due Diligence Fee / Real Estate Acquisition Fee – fee paid to the Manager or an affiliate of the Manager in an amount up to 3% of the total contract purchase price of the property.

●	Financing Coordination Fee and Credit Guarantee Fee – fee paid to an affiliate of or personnel affiliated with the Manager in an amount up to 1% of the financing amount in the event that an affiliate or officer of the Manager provides services in connection with arranging the debt or provides a credit guarantee in connection with the financing.

●	Property-Level Asset Management Fee – fee paid to the Manager or an affiliate of the Manager in an amount equal to an annualized 1.5% of Effective Gross Income (as defined below) that will be paid monthly to the Manager for asset management services related to certain transactions. Effective Gross Income means a property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.

●	Seller’s Real Estate Brokerage Fee / Real Estate Disposition Fee – fee paid to the Manager or an affiliate of the Manager in an amount up to 2% of the contract sales price of a property in the event that an affiliate of the Manager or the Manager provides disposition services for the property.

●

Promoted Interest – interest paid to the Manager or an affiliate of the Manager in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid a (6% or higher) cumulative, non-compounded preferred return.

●	Construction Management/Capital Expenditure Management Fee – fee paid to the Manager or an affiliate of the Manager in an amount up to 5% of the aggregate expenditures in connection with services related to capital improvements.

●	Property Management Fee – an amount up to 3% of effective gross revenue generated from a given property.

●	Leasing Commission Fee –an amount equal to a market-rate leasing commission (inclusive of fee splits with third-party brokers), determined in accordance with customary commercial real estate brokerage practices for comparable properties, calculated with reference to the total expected base rent for the duration of the commercial lease at a given property. Any out-of-pocket marketing and leasing costs are borne by the given property.

F-26

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

●	Technology Solution Fee – for any investors sourced from the Realty Mogul Platform in connection with a private placement, an amount equal to $1,500 per investor.

●	Administration Solution Fee – for any investors sourced from the Realty Mogul Platform in connection with a private placement, an amount equal to $125 per investor per quarter.

From time to time, when one of the affiliates of the Manager, including, RMCC or RM Communities, LLC (“RM Communities”) (each of RMCC and RM Communities is referred to herein as an “RM Originator”), and Wideman or its affiliates, will receive one or more of the fees set forth below in connection with the origination, investment and management of preferred equity investments. The following fees are not paid directly by the Company, and the Company will not be entitled to these fees. In addition, the following fees reduce the amount of funds that are invested in the underlying preferred equity investments and/or the amount of funds available to pay distributions to the Company, thereby reducing its returns in that particular investment.

The actual amount of the following fees are dependent on, among other things, the total loan or private equity transaction size, closing costs, financing amounts, and interest rates and payments. We cannot determine these specific amounts at the present time.

●	Origination Fee – fee paid to an affiliate of the Manager in an amount up to 3.0% of the financing amount.
●	Underwriting Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount.

●	Extension Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount per loan extension.

●	Modification Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount per loan modification.

●	Default Interest – interest paid to an affiliate of the Manager as defined under the particular loan agreement.

●	Prepayment Penalties – amount paid to an affiliate of the Manager where each prepayment penalty is based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date.

●	Exit Fee – fee paid to an affiliate of the Manager in an amount (i) up to 1.0% upon payoff or (ii) calculated as a percentage of the financing amount or outstanding loan balance per extension.
●	Reimbursement of Closing Costs – expenses reimbursed in connection with closing of a loan or preferred equity investment.

●	Technology Solution Fee – for any investors sourced from the Realty Mogul Platform in connection with a private placement, an amount equal to $1,500 per investor.

●	Administration Solution Fee – for any investors sourced from the Realty Mogul Platform in connection with a private placement, an amount equal to $125 per investor per quarter.

F-27

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments. For certain investments, the Manager is also entitled to receive a promoted interest in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid an agreed upon (8.0% or higher) cumulative, non-compounded preferred return. A portion of these fees may be paid to personnel affiliated with the Manager, including officers of the Manager. These fees will be paid by the particular SPE and not by the Company, and the Company will not be entitled to these fees. Although the SPE pays these fees, there are instances in which the Company is the sole member, and has control, of the SPE in connection with an investment in an equity asset.

For the year ended December 31, 2025, no property-level asset management services related to La Privada Apartments and The Hamptons Apartments were paid. For the year ended December 31, 2024, $2 was paid to the Manager for property-level asset management services related to La Privada Apartments and The Hamptons Apartments.

The Manager is reimbursed for organizational and offering expenses incurred in conjunction with the Second Follow-on Offering. The Company will reimburse the Manager for third-party organization and offering costs it incurs on our behalf. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager may also include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company.

As of December 31, 2025 and 2024, the Company owed its Manager $23 and $19, respectively, in deferred offering costs. As of December 31, 2025 and 2024, $3,932 and $3,847, respectively, in offering costs were amortized against members’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offerings. During the year ended December 31, 2025, $103 of deferred offering costs were repaid to the Manager.

The Company pays the Manager a monthly asset management fee equal to an annualized rate of 1.0% of total equity value, payable in arrears. For purposes of this fee, total equity value equals (a) the Company’s then-current NAV per share, multiplied by (b) the number of common shares then outstanding. During the years ended December 31, 2025 and 2024, $922 and $1,078, respectively, of asset management fees were charged by the Manager. As of December 31, 2025 and 2024, $86 and $77, respectively, of asset management fees remained payable.

Realty Mogul Commercial Capital, Co.

The Company pays an RM Originator a servicing fee of 0.5% of the principal balance plus accrued interest of each loan or preferred equity investment and any applicable additional amounts associated with such investment for the servicing and administration of certain loans and investments held by us. The servicing fee is calculated as an annual percentage of the principal balance of the debt or preferred equity investment plus accrued interest and any applicable additional amounts associated with such investment, and is deducted at the time that payments on the asset are made. The fee is deducted in proportion to the split between accrued and current payments. Servicing fees payable by us may be waived at the RM Originator’s sole discretion. An RM Originator may decide to enter into a subservicing agreement with an unaffiliated third party to service and administer the loans and preferred equity investments held by us, and the RM Originator will pay for any expenses incurred in connection with the subservicing thereunder out of the servicing fee paid to the RM Originator by us. The subservicing agreement will define the terms of the subservicing arrangement as well as the amount of the fee that is paid by the RM Originator to the unaffiliated third party. During the years ended December 31, 2025 and 2024, $15 and $17, respectively, was charged by an RM Originator. As of December 31, 2025 and 2024, $1 remained payable and are included in accounts payable and accrued expenses on the corresponding consolidated balance sheets.

F-28

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

The Company also pays an RM Originator a special servicing fee for any non-performing asset at an annualized rate of 1.0% of the original principal balance of a non-performing debt or preferred equity investment serviced by such RM Originator and any additional amounts associated with such investment. Whether an investment is deemed to be non-performing is in the sole discretion of our Manager. As of December 31, 2025 and 2024, there were no special servicing fees paid to an RM Originator.

The Company may pay a prepayment penalty to an RM Originator, which is based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date.

For the year ended December 31, 2025, a disposition fees in the amount of $275 was paid to RM Originator in connection with the sale of the La Privada Apartments.

RM Communities, LLC

RM Communities is a subsidiary of Realty Mogul, Co. For the year ended December 31, 2024, acquisition fees in the amount of $392 were paid to RM Communities in connection with the acquisitions of 223 E Town Apartments.

For the year ended December 31, 2025, $290 was paid to RM Communities for property-level asset management services related to Turtle Creek, Kings Landing, Roosevelt Commons, Minnehaha Meadows, Bentley Apartments, Haverford Place, Edison Apartments, 223 E Town Apartments, La Privada Apartments and The Hamptons Apartments. For the year ended December 31, 2024, $275 was paid to RM Communities for property-level asset management services related to Turtle Creek, Kings Landing, Roosevelt Commons, Minnehaha Meadows, Bentley Apartments, Haverford Place, Edison Apartments, 223 E Town Apartments, La Privada Apartments and The Hamptons Apartments.

For the year ended December 31, 2025, $1,109 was paid to a subsidiary of RM Communities for promote interest related to Turtle Creek, La Privada, and Bentley of which $875 was paid to RM Communities, $12 was paid to Eric Levy and $222 was paid to Jilliene Helman. For the year ended December 31, 2024, $119 was paid to a subsidiary of RM Communities for promote interest related to Turtle Creek and Bentley, of which $89 was paid to RM Communities, $6 was paid to Eric Levy and $24 was paid to Jilliene Helman.

The Wideman Company, LLC

Wideman is an affiliate of our Manager. For the year ended December 31, 2025, affiliates of Wideman received (i) acquisition fees equal to 2.0% of the purchase price in connection with the acquisitions of FedEx KY and FedEx TN, totaling $1,338, consisting of $733 and $605, respectively (and such amounts were invested by such affiliates as capital contributions in the FedEx KY Equity Investment and FedEx TN Equity Investment); (ii) asset management fees equal to 1.5% of the aggregate annual effective gross rents generated from FedEx KY and FedEx TN, totaling $20, consisting of $11 and $9, respectively, which are paid monthly for asset management services related to the properties; and (iii) property management fees equal to 2.0% of the aggregate annual effective gross rents generated from FedEx KY and FedEx TN, totaling $27, consisting of $15 and $12, respectively, which are paid monthly for property management related services.

In connection with the Truist Plaza Equity Investment, which was acquired on January 28, 2026, affiliates of Wideman are entitled to certain fees, including an acquisition fee, asset management fee, property management fee, construction management fee, and promoted interest. See Note 13 – Subsequent Events for more information concerning the Truist acquisition and related fees.

Realty Mogul, Co., RM Investor, LLC, The Wideman Company, LLC and Affiliates

If the Company has insufficient funds to acquire all or a portion of a loan or other investment, then it may obtain a related party loan from an RM Originator or one of its affiliates on commercially reasonable terms. Our second amended and restated limited liability company agreement, as amended, authorizes us to enter into related party loans. Related party loans that, in the aggregate, do not exceed $20,000 and do not carry an interest rate that exceeds the then current applicable prime rate with respect to such loans, can be entered into without the approval of our board of directors. All other related party loans would require prior approval from our board of directors. However, neither Realty Mogul, Co., RM Investor, nor their affiliates are obligated to make a related party loan to the Company at any time.

F-29

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

In 2019, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 24.2% interest in Columbus. The entity’s equity investment in Columbus Office Portfolio was $3,000 as of December 31, 2025 and 2024.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 27.7% interest in Turtle Creek. The individual investors’ equity investment in Turtle Creek was $2,300 as of December 31, 2025 and 2024.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 34.7% interest in Kings Landing. The individual investors’ equity investment in Kings Landing was $4,250 as of December 31, 2025 and 2024.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 37.4% interest in Roosevelt Commons. The individual investors’ equity investment in Roosevelt Commons was $1,916 as of December 31, 2025 and 2024.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 35.1% interest in Minnehaha Meadows. The individual investors’ equity investment in Minnehaha Meadows was $1,820 as of December 31, 2025 and 2024.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 28.3% interest in Bentley Apartments. The individual investors’ equity investment in Bentley Apartments was $3,150 as of December 31, 2025 and 2024.

In 2022, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 37.7% interest in Haverford Place. The individual investors’ equity investment in Haverford Place was $5,450 as of December 31, 2025 and 2024.

In 2022, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 42.1% interest in Edison Apartments. The individual investors’ equity investment in Edison Apartments was $4,000 as of December 31, 2025 and 2024.

In 2024, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 34.0% interest in 223 E Town Apartments. The individual investors’ equity investment in 223 E Town Apartments was $2,305 as of December 31, 2024.

In 2025, a group of individual retail investors invested in a private offering sponsored by Wideman and acquired an approximate 43% interest in FedEx KY. The individual retail investors’ equity investment in FedEx KY was $6,117 as of December 31, 2025.

In 2025, a group of individual retail investors invested in a private offering sponsored by Wideman and acquired an approximate 43% interest in FedEx TN. The individual retail investors’ equity investment in FedEx TN was $5,048 as of December 31, 2025.

F-30

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Joint Venture Partners and Affiliates of Joint Venture Partners

For the years ended December 31, 2025 and 2024, the Company incurred an aggregate of $1,171 and $1,166, respectively, to its joint venture partners and affiliates of its joint venture partners of its consolidated joint ventures for management, acquisition and guaranty fees, of which $140 and $133, respectively, are included in asset management fees, and $1,031 and $1,033, respectively, are included in real estate expenses on the consolidated statements of operations. The aforementioned fees exclude fees earned by RealtyMogul, Co., RM Investor LLC the Wideman Company, LLC, and their respective affiliates, including our Manager, RM Communities, our Sponsor, RMCC and others.

RM Sponsor, LLC, Stockholder and Sponsor

Our Sponsor, RM Sponsor, LLC, is a stockholder of the Company and held 352 and 333 common shares, respectively, as of December 31, 2025 and 2024.

Board of Directors

As of the date of this Annual Report, the members of our board of directors are as follows:

Name	Age	Position
Christopher D. Wideman	36	Director
Michael H. Simpson	62	Independent Director
Michael C. Young	53	Independent Director

Christopher D. Wideman has served on our board of directors since November 2025. He has served as our and our Manager’s Chief Executive Officer since December 2025 and as our and Manager’s President since November 2025. Since November 2025, Mr. Wideman has served as the President and as a director of RM Investor and as the Chief Executive Officer since December 2025.

Michael H. Simpson has served as one of our independent directors since November 2025. He has also served as an independent director of RealtyMogul Apartment Growth REIT, Inc. since November 2025.

F-31

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Michael C. Young has served as one of our independent directors since November 2025. He has also served as an independent director of RealtyMogul Apartment Growth REIT, Inc. since November 2025.

Executive Officers

As of the date of this Annual Report, Christopher D. Wideman, our Chief Executive Officer and President, and Kevin Moclair, Chief Accounting Officer, are the executive officers of the Company.

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position
Christopher D. Wideman	36	Chief Executive Officer and President
Kevin Moclair	53	Chief Accounting Officer
Eric Levy	39	Managing Director and Secretary
Tara Horne	41	Chief Compliance Officer

Christopher D. Wideman has served as our and our Manager’s Chief Executive Officer since December 2025 and as our President since November 2025. Mr. Wideman has served as the Chief Executive Officer and a director of RM Investor, LLC since November 2025. He has also served as a director of RealtyMogul Apartment Growth REIT, Inc. since November 2025. Biographical information for Mr. Wideman is provided under the section entitled “—Board of Directors” above.

Eric Levy has served as Managing Director of our Manager since April 2024. Mr. Levy also serves as our Manager’s Secretary. Previously, he served as the Manager’s Vice President, Portfolio Manager from January 2019 to March 2024. Mr. Levy has served as a Managing Director, Asset Management of RM Investor since April 2024. Previously, he served as Vice President, Asset Management of RM Investor from October 2017 to March 2024.

Kevin Moclair has served as Chief Accounting Officer of our Manager since February 2022 and as our Chief Accounting Officer since April 2026.

Tara Horne has served as the Chief Compliance Officer of our Manager since August 2025 and previously served in this role from June 2023 to February 2025.

Note 10 – Stock Award

The Company pays to each of its independent directors, its Chief Executive Officer and President, and the Managing Director of the Manager a retainer of 1,000 shares of its common stock per year. For the year ended December 31, 2025, the Company issued 1,000 common shares each to Ms. Helman and Mr. Levy, and 2,300 common shares to our former independent board members and an employee of our Manager. Compensation expense in the amount of $33 and $3 was recorded in January 2025 and April 2025, respectively, based on the offering price at the time of issuance of $8.26, which approximates fair value.

For the year ended December 31, 2024, the Company issued 1,000 common shares each to Mr. Levy, Ms. Helman and our independent representative. Compensation expense in the amount of $30 was recorded in 2024, based on the offering price at the time of issuance of $10.05 per share, which approximates fair value.

Note 11 – Economic Dependency

Under various agreements, the Company has engaged or will engage its Manager and its Manager’s affiliates to provide certain services to the Company, including asset management services, asset acquisition and disposition decisions, support for the Company’s capital raising activities and offerings, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon the Manager and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

F-32

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

Note 12 – Commitments and Contingencies

As of December 31, 2025, the Company is not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of business. Although management is unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation that is pending, threatened, or otherwise probable that would be material to the Company.

Note 13 - Subsequent Events

Events that occur after the consolidated balance sheets date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the consolidated balance sheet date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 29, 2026, the date the consolidated financial statements were issued, and noted no events that provided evidence of conditions that existed on the consolidated balance sheet date that were not properly recorded or required disclosure.

Lubbock MOB

As previously disclosed, on June 26, 2020, the Company acquired a $2,926 equity interest in a joint-venture limited partnership in connection with the acquisition of Lubbock MOB, a Class B, 100% triple net-leased medical office building in Lubbock, Texas (the “Lubbock Property”). On January 6, 2026, the Lubbock Property was sold.

As a result of the Lubbock Property’s business plan, a lease extension was executed in December 2025 extending the lease from August 2031 to August 2037. This extension increased the remaining lease term as of the sale date from 5.7 years to 11.7 years and impacted the sale price.

The initial underwriting projected a property-level internal rate of return (“IRR”) of 9.7%, a 1.5x equity multiple and 8.7% average cash-on-cash return throughout a five-year hold period. Based on the Lubbock Property’s sale price, the Company believes the property achieved approximately a 15.4% property-level IRR, a 1.97x equity multiple and 8.8% average cash-on-cash return over the 5.6-year hold period.

The sale of the Lubbock Property represents the Company’s fourth full-cycle joint venture equity transaction since it began making such investments in 2019. Proceeds from the sale are expected to increase the Company’s liquid assets from 14% of NAV to 17% of NAV.

In connection with the disposition of the Lubbock Property, RM Adviser received a fee equal to 2.0% of the gross sales price of the property paid by the joint-venture limited partnership that issued equity to us in connection with the acquisition of the property. In addition, pursuant to the terms of the operating agreement of the joint-venture limited partnership, RM Adviser is entitled to a promoted interest in amounts equal to 30% of the joint-venture limited partnership’s distributable cash in certain circumstances. The Company is not entitled to such promoted interest.

Truist Plaza Investment

On January 28, 2026, the Company acquired an $8,000 joint-venture limited partnership equity investment (the “Truist Plaza Equity Investment”) in a special purpose entity in connection with the recapitalization of an entity that owns a 2019-built, 209,032 square-foot mixed-use tower located in Orlando, Florida (the “Truist Plaza Property”).

The Truist Plaza Property is a Class A mixed-use tower located in Orlando’s Central Business District. The property’s rent roll is anchored by Truist Bank (NYSE: TFC, Fitch: A) (“Truist”), an investment-grade tenant which represents 42.9% of the property’s rentable square footage. E|SPACES and RSM US LLP comprise 13.9% and 11.1%, respectively, of the rentable square footage. These tenants carry a weighted average lease term of 4.6 years.

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RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

In connection with the recapitalization, an affiliate of the Manager, The Wideman Company, LLC (“Wideman”), which previously held an indirect limited partner equity interest in the special purpose entity, acquired the general partner interest in the entity and transitioned from a limited partner investor to the general partner and sponsor of the investment. In addition, affiliates of Wideman assumed certain asset management, property management, and development oversight responsibilities with respect to the Truist Plaza Property.

In addition, in connection with the Truist Plaza Equity Investment, the special purpose entity entered into a loan from an unaffiliated lender in the amount of $65,000 (the “Truist Plaza Loan”). The Truist Plaza Loan has a floating interest rate of SOFR plus 3.15% with a 6.00% floor. The Truist Plaza Loan is interest-only for the first 24 months of the term and includes a four-year initial term with a single two-year extension option. Starting in month 25 of the term, the loan begins amortizing on a 25-year schedule.

Wideman and its affiliates have made aggregate equity contributions of approximately $5,100 in connection with the investment in the special purpose entity, which includes (i) approximately $3,100 of retained equity rolled forward from Wideman’s existing limited partner equity interest prior to the recapitalization, and (ii) approximately $2,000 funded through the reinvestment of acquisition fee proceeds received by an affiliate of Wideman. In addition to obtaining the general partner interest, Wideman retained its limited partner equity investment in the special purpose entity following the recapitalization and continues to hold such equity generally on terms that are substantially similar to our equity investment in the special purpose entity with respect to operating cash flow distributions.

The special purpose entity is managed by an affiliate of Wideman, and affiliates of Wideman are entitled to certain fees in connection with this transaction. The following fees have been or will be paid to an affiliate of Wideman by the special purpose entity:

(i)	an acquisition fee equal to 1.98% of the Truist Plaza Property’s purchase price, with such amount to be invested by Wideman’s affiliate as a capital contribution on behalf of the affiliate in the Truist Plaza Equity Investment;
(ii)	an asset management fee equal to 1.0% of the annual effective gross rents generated from the Truist Plaza Property, which fee will be paid monthly;
(iii)	a property management fee equal to 3.0% of the aggregate annual effective gross revenue generated from the Truist Plaza Property that will be paid monthly; and
(iv)	a construction management fee equal to up to 5.0% of the aggregate expenditures in connection with services related to capital improvements at the Truist Plaza Property.

In addition, Wideman, in its capacity as the general partner of the special purpose entity, will be entitled to a promoted interest in an amount equal to 20% of the special purpose entity’s distributable cash under certain circumstances pursuant to the terms of the special purpose entity’s operating agreement. Wideman became entitled to the promoted interest upon assuming the general partner role in connection with the recapitalization. Wideman may allocate a portion of the promoted interest to personnel affiliated with our Manager, including Christopher Wideman, our Manager’s chief executive officer and president. We are not entitled to the promoted interest.

Concurrent with the closing of the recapitalization, an affiliate of Wideman provided a short-term member loan to the special purpose entity in the aggregate principal amount of approximately $3,400 to facilitate the recapitalization. The member loan bears interest at a rate of 5.0% per annum and is expected to be repaid from proceeds of additional capital contributions from third-party investors. Interest payments on the member loan are payable by the special purpose entity and are funded from property-level cash flows. Such payments are generally made alongside distributions to common equity holders based on available operating cash flow, although repayment of the member loan may receive priority during certain capital events.

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RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

(Amounts in thousands, except share and per share data)

As a result of any conflicts of interest associated with such co-investment, Christopher D. Wideman does not participate in any determinations made on our behalf with respect to the equity investment. The transaction was reviewed and approved by the board in accordance with its conflicts of interest policies, with conflicted members recusing themselves from the approval process.

Quarterly Distribution Cadence

The Company’s board transitioned its distribution cadence from monthly to quarterly, effective for distributions declared for periods beginning on or after January 1, 2026. This change is intended to better align the timing of distributions with portfolio-level cash flow, liquidity management, and capital needs.

Minnehaha Meadows – Vancouver, Washington

As previously disclosed, on September 20 2021, we acquired a $3,650 joint-venture limited partnership equity investment (the “Minnehaha Equity Investment”) in an entity that owns Minnehaha Meadows, a 49-unit, Class A- apartment community (the “Minnehaha Property”) in Vancouver, Washington. In connection with the Minnehaha Equity Investment, the entity entered into a Freddie Mac loan from JLL Real Estate Capital LLC in an amount up to $12,065.

On February 10, 2026, the entity that owns the Minnehaha Property executed a listing agreement in order to market the asset for sale. There can be no assurance that the Minnehaha Property will be sold or as to the timing or terms of any such transaction.

Roosevelt Commons – Vancouver, Washington

As previously disclosed, on September 20, 2021, we acquired a $3,350 joint-venture limited partnership equity investment (the “Roosevelt Equity Investment”) in an entity that owns Roosevelt Commons, a 36-unit, Class A- apartment community (the “Roosevelt Property”) in Vancouver, Washington. In connection with the Roosevelt Equity Investment, the entity entered into a loan from an unaffiliated lender in an amount up to $8,076.

On February 10, 2026, the entity that owns the Roosevelt Property executed a listing agreement in order to market the asset for sale. There can be no assurance that the Roosevelt Property will be sold or as to the timing or terms of any such transaction.

Edison Apartments – Gresham, Oregon

As previously disclosed, on March 30, 2022, we acquired a $5,500 joint-venture limited partnership equity investment (the “Edison Equity Investment”) in an entity that owns Edison Apartments, a 64-unit, Class A apartment community in Gresham, Oregon (the “Edison Apartments”). In connection with the Edison Equity Investment, the entity entered into a 10-year loan from an agency lender in the amount of $11,545.

On February 10, 2026, the entity that owns the Edison Apartments property executed a listing agreement in order to market the Edison Apartments property for sale. There can be no assurance that the Edison Apartments property will be sold or as to the timing or terms of any such transaction.

Suspension of Share Repurchase Program and Distribution Reinvestment Plan

On April 21, 2026, the board approved the suspension of the Company’s share repurchase program, effective as of April 21, 2026, in order to preserve liquidity and support the Company’s broader capital allocation and portfolio repositioning strategy. As a result, the Company is no longer accepting or processing repurchase requests submitted on or after April 21, 2026.

On April 21, 2026, the Manager also approved the suspension of the Company’s distribution reinvestment plan to limit ongoing issuances of shares and maintain greater control over capital activity. Following the applicable notice period required under the plan, no further common shares will be issued pursuant to the distribution reinvestment plan.

Conversion to Maryland Corporation

Effective upon the filing of the appropriate documents with the State of Delaware and the State of Maryland on April 27, 2026, the Company converted from a Delaware limited liability company to a Maryland corporation (the “Conversion”). In connection with the Conversion, RealtyMogul Income REIT, Inc., a Maryland corporation, became the successor issuer to RealtyMogul Income REIT, LLC. In accordance with Rule 257(b)(5) under the Securities Act, upon the effective time of the Conversion, the Company’s shares of common stock were deemed qualified under Regulation A as the Company is deemed to be the successor issuer to the prior entity. In connection with the Conversion, the Company adopted revised governance documents to reflect the new corporate structure, including Certificates of Conversion, Articles of Incorporation and Bylaws.

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Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description
2.1	Amended and Restated Certificate of Formation (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
2.2	Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A/A, filed on August 5, 2016)
2.3	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A/A, filed on January 18, 2019)
2.4	Second Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)
2.5	Third Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.5 to the Company’s Offering Statement on Form 1-A POS, filed on June 19, 2020)
2.6	Fourth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.6 to the Company’s Offering Statement on Form 1-A POS, filed on June 17, 2021)
2.7	Fifth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.7 to the Company’s Offering Statement on Form 1-A, filed on May 6, 2022)
2.8	Sixth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.8 to the Company’s Offering Statement on Form 1-SA, filed on September 27, 2024)
2.9*	Certificates of Conversion and Articles of Incorporation of RealtyMogul Income REIT, Inc.
2.10*	Bylaws of RealtyMogul Income REIT, Inc.
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A POS, filed on April 9, 2024)
4.2	Second Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.2 to the Company’s Offering Statement on Form 1-A, filed on October 14, 2025)
6.1+	Loan Servicing Agreement between RealtyMogul Income REIT, LLC and RM Investor, LLC (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.2+	Amended and Restated Loan Servicing Agreement between RealtyMogul Income REIT, LLC and Realty Mogul Commercial Capital, Co. (incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)
6.3	License Agreement between RealtyMogul Income REIT, LLC and RM Investor, LLC (incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.4	Shared Services Agreement between RM Adviser, LLC and RM Investor, LLC (incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.5	Form of Master Technology and Services Agreement among RM Technologies, LLC, RM Sponsor, LLC and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.5 to the Company’s Offering Statement on Form 1-A POS, filed on April 9, 2024)
6.6+	Master Loan Purchase Agreement between RM Investor, LLC and Realty Mogul Commercial Capital, Co. and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A/A, filed on August 5, 2016)
6.7+	First Amendment to Master Loan Purchase Agreement between RM Investor, LLC and Realty Mogul Commercial Capital, Co. and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.7 to the Company’s Offering Statement on Form 1-A/A, filed on May 6, 2019)
10.1*	Power of Attorney

* Filed herewith.

+ Certain annexes, schedules, and exhibits to this Exhibit have been omitted. The Company hereby agrees to furnish a supplemental copy of any omitted annex, schedule, or exhibit to the U.S. Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RealtyMogul Income REIT, Inc.

By:	/s/ Kevin Moclair
Name:	Kevin Moclair
Title:	Chief Accounting Officer
(Principal Financial and Accounting Officer)
Date:	April 30, 2026

Pursuant to the requirements of Regulation A, this Annual Report on Form 1-K has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher D. Wideman	Chief Executive Officer, President and Director	April 30, 2026
Christopher D. Wideman	(Principal Executive Officer)

/s/ Kevin Moclair	Chief Accounting Officer of RM Adviser, LLC	April 30, 2026
Kevin Moclair	(Principal Financial and Accounting Officer)

*	Director	April 30, 2026
Michael H. Simpson

*	Director	April 30, 2026
Michael C. Young

By:	/s/ Christopher D. Wideman, Attorney-in-Fact

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